DATED 24 October 2016
• GRANTA PARK JCO 1 LIMITED (2) BIOMED REALTY, L.P (3) ILLUMINA CAMBRIDGE LIMITED (4) ILLUMINA, INC.

5 Fleet Place London EC4M 7RD
Tel: +44 (0)20 7203 5000 • Fax: +44 (0)20 7203 0200 • DX: 19 London/Chancery Lane
www.charlesrussellspeechlys.com

THIS DEED is made the 24th    day of October    2016
BETWEEN:
GRANTA PARK JCO 1 LIMITED incorporated in Jersey with registration number 110676 of Ogier House, The Esplanade, St Heiier, Jersey JE4 9WG (the “Landlord”);
BIOMED REALTY, L.P. incorporated under the laws of the State of Maryland, United States of America with registered number M07931959 whose registered office is at c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201, United States of America (the “Landlord’s Guarantor”);
ILLUMINA CAMBRIDGE LIMITED Company registration number 03625145 whose registered office is at Chesterford Research Park, Little Chesterford, Saffron Walden, Essex CB10 1XL (the “Tenant”); and
ILLUMINA, INC. incorporated under the laws of the State of Delaware, United States of America with registered number 3228889 whose registered office is c/o The Corporation Trust Company, Corporation Trust Centre, 1209 Orange Street, Wilmington, New Castle, Delaware 19801, United States of America (the “Guarantor”).
BACKGROUND:
The Landlord, Landlord’s Guarantor, Tenant and the Guarantor entered into an agreement for lease dated 25 June 2015 (the “Agreement for Lease”).
The Parties have agreed that this Deed is both supplemental to the terms of the Agreement for Lease and will vary the terms of the same as set out in this Deed. All other terms and conditions of the Agreement for Lease shall remain in full force and effect.
Words and phrases in this Deed shall have the same meaning as ascribed to them in the Agreement for Lease. The annexures attached hereto form part of and are incorporated into this Deed. In case of any ambiguity or conflict between the provisions of the Agreement for Lease and this Deed, the provisions of this Deed shall prevail.
THE PARTIES HEREBY AGREE:
The parties have agreed that:
irrespective of its date, this Deed shall be in full force and effect on and from the date of this Deed (“Effective Date”).
the terms and conditions of the Agreement for Lease shall be deemed to be amended by this Deed (being the “Deed of Variation” for the purposes of the Agreement for Lease) as follows:
to incorporate the amendments to the Agreement for Lease shown as struck through or underlined in the Agreement for Lease annexed at Annexure 1 hereto and that the Agreement for Lease shall be read and construed as if such amendments had been incorporated since the Effective Date;
the documents at Annexure 2, Annexure 3, Annexure 4 and Annexure 8 shall be deemed to be annexed to the Agreement for Lease;

the Construction Programme current at the Effective Date is that at Annexure 5;
the Landlord’s Ledger current at the Effective Date is that at Annexure 6;
the Development Ledger current at the Effective Date is that at Annexure 7.
Notwithstanding that the relevant provisions of the Agreement for Lease have not been amended pursuant to clause 2 above, the Parties acknowledge and agree that:
the Planning Phase 1 Consent and the Planning Phase 2 Consent were both achieved before the Planning Long Stop Date;
the Unconditional Date has occurred as the Condition Precedent has been satisfied and the Superior Lease has been granted; and
the Planning Amenity Building Consent was obtained by the Landlord on 4 February 2016 and therefore the Rent Reduction as defined in Schedule 1 paragraph 20.1 of the Agreement for Lease shall start to accrue in respect of any failure of the Landlord to provide the Amenity Building by 5 November 2018.
All claims and potential claims of the Landlord (whether or not made by the Landlord) for Extensions of Time under the Agreement for Lease occurring prior to and including the Effective Date are settled with full, final and binding effect and are included within and form part of the new Works Target Date and new Works Long Stop Date as set out in Annexure 1.
A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.
Clause 23 of the Agreement for Lease shall apply to any dispute or difference arising under or in connection with this Deed.
This Deed is governed by and shall be construed in accordance with the laws of England and the parties submit to the jurisdiction of the English courts.
Executed as a deed and delivered on the date specified at the beginning of this document.

EXECUTED as a DEED by GRANTA PARK JCO 1 LIMITED a company incorporated in Jersey by BMR LLC as sole shareholder, being a person who in accordance with the laws of that territory is acting under the authority of the company:
) ) ) ) ) )	/s/ Karen A. Sztralcher

EXECUTED as a DEED on behalf of BIOMED REALTY, L.P. a Maryland Limited Partnership by being a person who in accordance with the laws of that territory is acting under the authority of the company:	) ) ) ) ) )	/s/ Karen A. Sztralcher
Authorised signatory (or signatories)
Karen A. Sztraclcher
Name
Executive Vice President
Title

EXECUTED as a DEED on behalf of ILLUMINA CAMBRIDGE LIMITED by the signature of a director:	) ) ) ) ) )	/s/ Charles Dadswell
Director

Director/Company Secretary

EXECUTED as a DEED by ILLUMINA, INC a company incorporated in Delaware by Marc Stapley being a person who in accordance with the laws of that territory is acting under the authority of the company:	) ) ) ) )	/s/ Marc Stapley
Director
/s/ Charles Dadswell
Director/Company Secretary

AMENDED AGREEMENT FOR LEASE

DATED.    2015    2015

(1)	GRANTA PARK JCO 1 LIMITED

(2)	BIOMED REALTY, L.P.

(3)	ILLUMINA CAMBRIDGE LIMITED

(4)	ILLUMINA, INC.

AGREEMENT FOR LEASE

of the whole of the Array Granta Park, Cambridge

5 Fleet Place London EC4M 7RD
Tel: +44 (0)20 7203 5000 • Fax: +44 (0)20 7203 0200 • DX: 19 London/Chancery Lane
www.charlesrussellspeechlys.com

~~6 New Stret Square London EC4A 3LX~~
~~Tel: +44 (0)20 7203 5000 • Fax: +44 (0)20 7427 6600 • DX: 54 Chancery Lane~~

Article I.CONTENTS

1	DEFINITIONS AND INTERPRETATION 1

2	CONDITION PRECEDENT ~~34~~32

3	OBTAINING SATISFACTORY PLANNING CONSENTS ~~35~~33

4	CO-OPERATION OF TENANT ~~35~~34

5	NOTIFICATION OF PLANNING DECISIONS ~~36~~34

6	PLANNING AGREEMENTS ~~36~~35

7	HISTORIC PLANNING PERMISSIONS AND AGREEMENTS ~~38~~36

8	INDEPENDENT SURVEYOR ~~39~~37

9	TERMINATION ~~40~~38

10	THE WORKS ~~40~~38

11	MEASUREMENT OF THE DEMISED PREMISES ~~40~~38

12	GRANT OF THE LEASE AND ISSUE OF THE SIDE LETTER ~~40~~39

13	FORM OF THE LEASE ~~41~~39

14	OPTION TO CALL FOR THE LEASE ~~42~~40

15	LIMITATIONS ON LANDLORD’S LIABILITY ~~43~~41

16	CONFIDENTIALITY ~~44~~42

17	REGISTRATION OF THE AGREEMENT AT LAND REGISTRY ~~45~~43

18	PPD1 BUILDING ~~45~~43

19	REGISTRATIONS ~~45~~43

20	TERMINATION ~~46~~44

21	ACKNOWLEDGEMENT ~~51~~49

22	MATTERS AFFECTING THE DEMISED PREMISES ~~52~~50

23	DISPUTES ~~53~~51

24	NO DEMISE ~~54~~51

25	NON-MERGER ~~54~~52

26	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999 ~~54~~52

27	GOVERNING LAW ~~54~~52

28	CAPITAL ALLOWANCES ~~54~~52

29	VAT ~~55~~52

30	INTEREST ~~55~~53
~~18560750.22~~
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31	CIS ~~55~~53

32	GUARANTEE (TENANT) ~~56~~54

33	GUARANTEE (LANDLORD) ~~57~~55

34	NOTICES ~~58~~56

35	OPINION LETTERS ~~58~~56

SCHEDULE 1	6,159
Part 1 The Works	6,159
Part 2 The ~~Consultants96~~Consultant	95
Part 3 Requirements for Practical Completion	9,796
Part 4 Design Sub-Contractor Packages	9,998
Part 5 Relevant Levels of Professional Indemnity Insurance	10,099
Part 6 Project Costs	101,100
SCHEDULE 2 THE LEASE	103,102
SCHEDULE 3 SCHEDULE OF AMENDMENTS TO BUILDING CONTRACT	104,103
SCHEDULE 4	105,104
Part 1 Contractor Collateral Warranty	105,104
Part 2 Design Sub-Contractor Collateral Warranty	106,105
Part 3 Consultant Collateral Warranties	107,106
Part 4 Design Sub-Consultant Collateral Warranties	108,107
SCHEDULE 5 CONSTRUCTION PROGRAMME	109,108
SCHEDULE 6 CORE WORKS OUTLINE SPECIFICATION AND DRAWINGS	110,109
SCHEDULE 7 ENABLING INFRASTRUCTURE WORKS SPECIFICATION	111,110
SCHEDULE 8 LANDLORD’S WORKS SPECIFICATION	112,111
SCHEDULE 9 OPINION LETTERS	113,112
SCHEDULE 10 PRE-CONSTRUCTION SERVICES AGREEMENT	114,113
SCHEDULE 11 SIDE LETTER	115,114
SCHEDULE 12 TENANT’S CONSULTANTS APPROVED TERMS	116,115
SCHEDULE 13 ~~T ENANT ’S DES IG N DE LI VERY PROGRAMME117~~NOT USED	116
SCHEDULE 14 LANDLORD’S CONSULTANTS APPROVED TERMS	118,117
SCHEDULE 15 TENANT’S WORKS SPECIFICATION	119,118
SCHEDULE 16 LANDLORD’S LEDGER	120,119
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SCHEDULE 17 PLANS    ~~121~~120

SCHEDULE 18 DEED OF COVENANT IN RESPECT OF OBLIGATIONS IN THE DEED OF
GRANT 2013    ~~122~~121

SCHEDULE 19 LANDLORD’S LAND REGISTRY CERTIFICATES    ~~123~~122

SCHEDULE 20 TENANT’S LAND REGISTRY CERTIFICATE    ~~124~~123 SCHEDULE 21 VE SCHEDULE        124

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THIS AGREEMENT (“Agreement”) is made the    day of    2015

Article II.    BETWEEN:

(1)	GRANTA PARK JCO 1 LIMITED incorporated in Jersey with registration number 110676 of Ogier House, The Esplanade, St Helier, Jersey JE4 9WG (the “Landlord”);

(2)
BIOMED REALTY, L.P. incorporated under the laws of the State of Maryland, United States of America with registered number M07931959 whose registered office is at c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201, United States of America (the “Landlord’s Guarantor”);

(3)	ILLUMINA CAMBRIDGE LIMITED Company registration number 03625145 whose registered office is at Chesterford Research Park, Little Chesterford, Saffron Walden,
Essex CB10 1XL (the “Tenant”); and

(4)
ILLUMINA, INC. incorporated under the laws of the State of Delaware, United States of America with registered number 3228889 whose registered office is c/o The Corporation Trust Company, Corporation Trust Centre, 1209 Orange Street, Wilmington, New Castle, Delaware 19801, United States of America (the “Guarantor”).

Article III.    BACKGROUND:

(A)    The Landlord owns or will own a long leasehold interest in property at the Array, Granta Park, Cambridge and has agreed to grant the Tenant a lease of the Demised Premises on the terms contained in this Agreement.

(B)    GPEL has applied for detailed planning permission for the Phase 1 Development and outline planning permission for the Phase 2 Development and subject to obtaining Satisfactory Planning Consents for those works, the Landlord will construct the Building and complete the Works before the grant of the Lease.

Article IV.    AGREEMENT

1	DEFINITIONS AND INTERPRETATION

1.1    In this Agreement and the Schedules the following words and expressions shall have the following meanings:

2006 Agreement:	means the section 106 agreement dated 2 March 2006 entered into by Granta Park Limited, MEPC Limited, South Cambridgeshire District Council and Cambridgeshire County Council as varied;
Adjudicator:	means an adjudicator as may be nominated by the then- president of the Technology and Construction Solicitors’ Association;
Amenity Building:	means a new two storey amenity building (in the approximate

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;
Array Land:

the property which is to be demised to the Landlord by a head lease made between (1) GPEL and (2) the Landlord which comprises the Demised Premises and other land and which is shown edged red and cross hatched blue on Plan 3 attached at Schedule 17;

Building:

means the building constructed or to be constructed on part of the Demised Premises by the Landlord and being Plots D and E The Array as shown outlined in black and marked “D” and “E” on Plan 4 attached at Schedule 17 for identification purposes only);

Building C:

means the third building for which planning permission has been applied for within the Planning Phase 1 Consent (as shown cross hatched black on Plan 4 attached at Schedule 17 for identification purposes only);

Building Contract:

means each building contract in a Design and Build Joint Contracts Tribunal Form 2011 or such other form as may be agreed between the Parties (acting reasonably) to be entered into as a deed by the Landlord with any Contractor in respect of the Landlord’s Works and/or the Tenant’s Works (as the context requires) PROVIDED THAT such contract shall be amended by a schedule of amendments substantially in the form annexed at Schedule 3 and the Landlord shall seek the Tenant’s written approval (such approval is not to be unreasonably withheld) to:

(a)    any amendments to such schedule which would materially adversely affect the rights of the Tenant under the Collateral Warranty from the Contractor to be delivered to the Tenant pursuant to paragraph 17 of Schedule 1 Part 1 (including but not limited to the Tenant’s rights in respect of the copyright licence to be granted to the Tenant under such Collateral Warranty);

(b)    the level of professional indemnity or product liability insurance which the Contractor is to procure each Design Sub-Contractor shall maintain provided that the

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Tenant shall not be deemed to be acting reasonably if the level of insurance which the Tenant requires such Design Sub-Contractor to maintain would require an addition to the Contract Sum (as defined under the Building Contract);

(c)    the Contract Sum (as defined in the Building Contract) for the Building Contract which incorporates any of the Tenant’s Works;

and;

(i)    in the case of (a) and (b) above the Tenant shall be deemed to have given its approval if it does not confirm in writing its refusal or consent with proper and detailed reasons within five working days of receipt of a request from the Landlord for the Tenant’s approval;

(ii)    in the case of (a), (b) and (c) above such refusal or consent to be given as soon as reasonably practicable and in any event so as not to cause any delay to the placing (as anticipated by the Construction Programme) of the Building Contract which incorporates any of the Tenant’s Works and should it do so that shall be a Tenant’s Breach; and

(iii)    the Tenant shall be given a reasonable opportunity to make representations in relation to any other amendments that may be proposed to the schedule of amendments prior to completion of the Building Contract and the Landlord shall have due regard to such representations but shall not be fettered by them (provided always that the Tenant shall not be entitled to comment upon matters relating solely to the Landlord’s Works);

CDM Regulations:	means the Construction (Design and Management) Regulations 2015;
Certificate Date:	means the date identified in the Practical Completion Statement as the date on which Practical Completion was achieved;
CIL:	means any levy or charge made by any appropriate authority pursuant to Section 206 of (and any regulations made

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;
CIL Requirement:	means a requirement to pay CIL pursuant to a grant and implementation of any of the Planning Consents;
Collateral Warranty:

means:

(a)    in respect of each of the Contractor and each Design Sub-contractor, a collateral warranty substantially in the relevant form comprised in the ~~Pre-Construction Services Agreement and~~   Building Contract and annexed in Schedule 4 Part 1 and Part 2;

(b)    in respect of each Consultant a collateral warranty substantially in the relevant form annexed to the relevant appointment and annexed in Schedule 4 Part 3 and the Landlord agrees to seek each Consultant’s consent to the inclusion of step-in rights substantially in the form included in the Collateral Warranty from the Contractor;

(c)    in respect of each of the Design ~~Sub-Consultant~~ Sub- Consultants a collateral warranty substantially in the relevant form annexed ~~to the appointment of the Architect and annexed~~ in Schedule 4 Part 4 in each case with amendments as may be proposed by the relevant warrantor and their insurers and which the Tenant (acting reasonably) may approve;

Commissioning Engineer:

means commissioning engineer experienced in works of a similar nature and complexity to the Work and as the parties (acting reasonably) may agree to jointly appoint as the engineer to carry out the Pre-Practical Completion Testing and/or the Post-Practical Completion Testing on terms proposed by the Landlord (to include a requirement on the Commissioning Engineer to maintain professional indemnity insurance at an appropriate level) and approved by the Tenant (such consent not to be unreasonably withheld and/or delayed) and the Tenant agrees that such appointment shall provide that each of the Landlord and the Tenant shall be responsible for 50% of the fees of the Commissioning Engineer and that the Tenant shall not issue any instruction to the Commissioning Engineer which might delay the carrying out and completion of the Pre-Practical Completion Commissioning and/or the Post-Practical Completion Commissioning and/or Practical Completion save:

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(a)    ~~(d)~~unless it is as a result of any breach by the Landlord of its obligations under this Agreement; or

(b)    ~~(e)~~if the Tenant instructs any commissioning or testing which is not included in the Pre-Practical Completion Testing and/or Post-Practical Completion Testing and which is required to be carried out prior to Practical Completion it shall constitute a “Tenant’s Pre- Commissioning Change” for the purposes of the definition of an Extension of Time;

Completion Date:

means:

(a)    ~~(a)~~the date that is ten working days after the Certificate Date; or

(b)    ~~(b)~~in the event the Option is exercised pursuant to clause 14 the date that is ten working days after service of the notice by the Tenant in accordance with clause 14.3;

Condition Precedent:	means the occurrence of the Unconditional Date;
Connecting Access:	means the new road to be constructed which will connect the existing roads on the Estate to the Premises;
Construction Industry Scheme:	means the provisions of Part 3 Ch 3 Finance Act 2004 (the “FA 2004”) and the Income Tax (Construction Industry Scheme) Regulations 2005 (2005/2045) (the “Regulations”);
Construction Products:

means the Construction Products Regulations 2013 (SI 2013/1387), the Construction Products Regulation (305/2011/EU), the Construction Products Regulations 1991 (SI 1991/1620) and the Construction Products Directive (89/109/EC);

Construction Programme:	means the programme attached at Schedule 5 as may be updated from time to time and approved by the Tenant (acting reasonably);
Consultants:

means ~~the Architect and~~ the Employer’s Agent (~~in each case~~ as defined in Schedule 1 Part 2) and any other consultant engaged by the Landlord (subject to the Tenant’s approval, such approval not to be unreasonably withheld or delayed) in connection with design and/or management of the Works;

Contractor:	~~means any of the following:~~

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 ~~• Laing O ’Rourk e;~~

 ~~• Morgan Sindall;~~

 ~~• McLaren~~    means Vinci    Construction~~; and~~    UK Limited (Company No. 2295904);

 ~~• Bouygues;~~

or such other or substitute main works contractor experienced in works of a similar nature and complexity as the Works and which may be appointed by the Landlord with the prior written approval of the Tenant, such approval not to be unreasonably withheld and the Tenant shall give its response as soon as reasonably practicable after a request for approval;

Core Works:	means those works relating to the core which are to be carried out and completed ~~under the Building Contract~~ as set out in the Core Works Specification;
Core Works Specification:

means the specification and drawings in sections 3 to 7 (inclusive) and section 11 (as applicable) of the specification annexed at Schedule 6 as will be developed and submitted to the ~~Landlord~~ Tenant in accordance with paragraph ~~2~~ 10 of Schedule 1 Part 1;

Cost Plan:	means the report prepared by the Employer’s Agent detailing actual and forecast Tenant’s Works Costs as well as the Project Costs;
Deed of Covenant:	means a deed of covenant in the form attached at Schedule 18 in respect of the obligations in the Deed of Easement 2013;
Deed of Grant 2010:

means a deed of grant dated 30 June 2010 made between (1) Granta Park Limited (2) TWI Technology Limited (3) The Welding Institute and (4) Granta Entrance Limited and any subsequent variations or restatements of the same including the proposed Amendment and Restatement to be entered into on or about the date hereof;;;

Deed of Grant 2013:

means a deed of easement dated 23 October 2013 made between (1) Granta Park Estates Limited (formerly TWI Technology Limited) and (2) The Welding Institute (2) and any subsequent variations or restatements of the same;

Default Rate:	means 3% above the base rate from time to time of HSBC Bank plc;

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Defect:	means any defect, shrinkage or other fault appearing in the Works within the Rectification Period and which the Contractor is obliged to make good under the terms of the Building Contract;
Demised Premises:	means the land and any buildings situated thereon from time to time as is shown edged red on Plan 1 attached at Schedule 17 which will be demised to the Tenant by the Lease;
Design Documents:	means the Tenant’s Design ~~Document~~ Documents and the Landlord’s Design Documents;
Design ~~Sub- Consultant~~Sub- Consultants:

~~means Buro Happold Limited (Company No. 02049511);~~means in relation to the initial Building Contract for the Landlord’s Works Feilden + Mawson LLP (Company Number: OC300486), Kershaw Mechanical Services Limited (Company Number: 540706) and MLM Consulting Engineers Limited (Company Number: 3057104), and in relation to the
 Building Cont r act f or t he r emainder of t he Landlord’s W orks and t he T enant ’s W orks all sub -consultants engaged by the Contractor with material responsibility for design;

Design Sub- Contractor:	each sub-contractor with responsibility for the design packages listed in Schedule 1 Part ~~44~~4;
Determining Authority:	means the local planning authority for the area within which the Demised Premises are situated or other authority with statutory authority to determine a Planning Application;
Development Ledger:

means the documentation recording all Tenant’s Works Costs to be properly maintained and updated by the Landlord at the Landlord’s direction and submitted to the Tenant in accordance with paragraph 13 of Schedule 1 Part 1 and each such iteration of the ledger shall identify each Tenant’s Works Costs incurred at the date of the iteration and for the avoidance of doubt each such iteration of the ledger will identify any amounts applied for and where appropriate certified for payment together with copies of any monthly report by the Employer’s Agent relating to the actual and forecast of the costs of the Tenant’s Works Costs and shall identify the aggregate of such costs incurred and/or paid to date which constitute the Tenant’s Works Allowance;

Document Management System:	means the electronic document management system which (at no cost to the Tenant): (a) ~~(f)~~the Tenant is to be given appropriate access (and

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any necessary instructions and authorisations to enable such access) for the Tenant, the Tenant’s Representative and all those authorised by the Tenant for the purposes relating to the Works;

(b)    ~~(g)~~the Landlord will maintain and keep up to date; and

(c)    ~~(h)~~the Tenant shall receive automatic electronic notifications via the system of each addition omission or other change to the Design Documents;

EIW Specification:	means the specification for the Enabling Infrastructure Works annexed at Schedule 7;
Enabling Infrastructure Works:	means the works to be carried out by GPEL as set out in the EIW Specification;
Equivalent Space:
means an area equivalent and containing similar building
functions including an equivalent lab to office ratio equal to that currently demised to the Tenant under the Gonville Lease and which achieves as a minimum the Illumina requirements for laboratory space as annexed at Schedule 22 and where applicable the Illumina design standards documentation included in Appendices A and B of the “Employer’s Requirements” as defined in the Building Contract to be entered into between the Landlord and Vinci Construction UK Limited on or as soon as reasonably practicable following the date of this Agreement;

Estate:	means Granta Park Cambridge, as more particularly described in the Lease;
Extension of Time:

means in relation to the Works Target Date (and for the purposes of ~~sub-paragraph~~   sub-paragraphs Schedule 1Part 14.2.2(d) and 11.2.1 of Schedule 1 Part 1 only in relation to the Works Long Stop Date) a period of time (as certified by the Employer’s Agent acting impartially in accordance with paragraph 8.5 of Schedule 1 Part 1 or (in the event of a dispute between the Landlord and the Tenant as determined pursuant to clause 23)) as is fair and reasonable having regard to the periods of delay caused to the completion of the Works and which are due to one or a combination of:

(a)   ~~(i)~~any circumstances which properly entitle the Contractor to an extension of time under the Building Contract except where the delay is attributable to the fault of the Landlord (including but not limited to);

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(i)    any circumstances in connection with any and all Tenant’s Variations;

(ii)    any instruction issued under the Building Contract in connection with a notice issued by the Tenant’s Representative under sub- paragraph 6.6 of Schedule 1 Part 1;

(iii)    any and all instructions to expend a provisional sum in respect of the Tenant’s Works as referred to in sub-paragraph 4.3.1 of Schedule 1 Part 1;

which do not in any case result from a breach by the Landlord of its obligations under the Building Contract or this Agreement;

(b)    ~~(j)~~any Tenant’s Breach;

(c)    ~~(k)~~any Tenant’s Variation;

(d)    ~~(l)~~any Tenant’s Pre-Commissioning Change (as defined in the definition of Commissioning Engineer);

(e)    ~~(m)~~the period between 11 September 2015 and securing a Satisfactory Planning Consent;~~and/or~~

(f)    ~~(n)~~either of the following and which do not in either case result from a breach by the Landlord of its obligations under the relevant Building Contract and/or this Agreement or any act of prevention of the Landlord, its consultants, contractors, servants or agents:

(i)    the Insolvency Event of any Contractor and/or any of the Consultants; and/or

(ii)    any act of prevention on the part of the Tenant;

(g)    the Contractor for the second stage of the Works not being Vinci Construction UK Limited;

Fee:	means one million five hundred thousand pounds (£1,500,000) (plus VAT);
Gensler:

means Gensler and Associates/International, Ltd (Company No. FC014771) incorporated under the laws of the State of Delaware, United States of America and whose registered office is at Two Harrison Street, Suite 400, San Francisco,

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;
Gonville Break	means a break clause in the Gonville Lease which may be exercised by the Tenant during the Gonville Break Period;
Gonville Break Period	means the period from and including 20 July 2018 to and including 19 October 2018;
Gonville Costs	means the principal rent, service charge, insurance rent and other outgoings payable by the Tenant (or as the case may be the Guarantor) under paragraphs 2 and 3.2.1 of the Gonville Lease;
Gonville Lease	means a lease dated 1 July 2009 made between Aviva Life & Pensions UK Limited (1) Illumina Cambridge Limited (2) and Illumina, Inc. (3) of the Gonville Premises;
Gonville Premises	means Building 200, Chesterford Park, Little Chesterford, otherwise known as the Gonville Building more particularly comprised in the Gonville Lease;
GPEL:	means Granta Park Estates Limited (Company No. 02558329) the freeholder of the Demised Premises;
GPEL Design Guide:	means the design guide to be provided by GPEL and disclosed to the Tenant and the Landlord (as may be updated from time to time by GPEL);
Group Company:

means:

(a)    ~~(a)~~in respect of the Landlord any company which is a direct or indirect subsidiary of BioMed Realty, L.P. or a company which is a Subsidiary or Holding Company of the Landlord or any Subsidiary of such Holding Company from time to time (and for this purpose “Subsidiary” and “Holding Company” have the meanings given to them in section 1159 and Schedule 6 of the Companies Act 2006) or a company in which a person has a controlling interest where the same person also holds a controlling interest in the Landlord or the Landlord’s Guarantor and for this purpose a person has a controlling interest if (had that person been a company) the other company and the Landlord would have each been its Subsidiary;

(b)    ~~(b)~~in respect of the Tenant any company which is a direct or indirect subsidiary of Illumina Inc. or a company which is a Subsidiary or Holding Company of the Tenant or any Subsidiary of such Holding Company

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from time to time (and for this purpose “Subsidiary” and “Holding Company” have the meanings given to them in section 1159 and Schedule 6 of the Companies Act 2006) or a company in which a person has a controlling interest where the same person also holds a controlling interest in the Tenant or the Guarantor and for this purpose a person has a controlling interest if (had that person been a company) the other company and the Tenant would have each been its Subsidiary;

Guarantor:	means the party so described at the head of this Agreement;
Historic Planning Agreement:

means any agreement relating to the Demised Premises pursuant to (a) section 106 of the Planning Act (b) section 111 of the Local Government Act 1972 (c) section 38, 184 or 278 Highways Act 1980 (d) section 33 Local Government (Miscellaneous Provisions) Act 1982 (e) section 98 or 104 Water Industry Act 1991 or (f) section 2 of the Local Government Act 2000 granted prior to the Tenant entering into the Lease (other than a Planning Agreement);

Historic Planning Permission:	means any planning permission granted prior to the Tenant entering into the Lease (other than the Planning Consents) which relates to the Demised Premises;
Independent Surveyor:	means the surveyor appointed under clause 8 hereof;
Insolvency Event:

means the relevant person:

(a)    ~~(o)~~is struck off the register of companies; or

(b)    ~~(p)~~has an application for an administration order made or an administration order is made; or

(c)    ~~(q)~~has a notice of intention to appoint an administrator given or the prescribed documents in connection with the appointment of an administrator are filed at court or an administrator is appointed; or

(d)    ~~(r)~~has a winding up order made against it or it otherwise enters into a voluntary winding up (other than a voluntary winding up of a solvent company for the purpose of amalgamation or reconstruction); or

(e)    ~~(s)~~has a receiver or administrative receiver appointed over all of any of its assets or has an encumbrancer take possession or exercise any power of sale over all

11~~18560750.22~~    WKS/102131256.2

or any of its assets; or

(f)    ~~(t)~~is deemed to be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

(g)    ~~(u)~~without a declaration of solvency, passes a resolution or makes a determination that he be wound up; or

(h)    ~~(v)~~is the subject of any analogous arrangement, event or proceedings in any other jurisdiction;

Internal Area:	means the gross internal area (GIA) in square feet of the Building as defined and measured in accordance with the RICS/ISVA Code of Measuring Practice (Sixth Edition);
Landlord:	means the party so described at the head of this Agreement and where the context so admits its successors in title and assigns;
Landlord’s Consultants’ Approved Terms:	means the terms of appointment in the form annexed at Schedule 14;
Landlord’s Design Documents:

means the drawings specifications and other documents showing the detailed design and further development of~~: (i)~~ the Landlord’s Works Specification for the Landlord’s Works ~~(other than the Core Works, save to the extent that the Core Works are to be or have been designed by the Architect)~~ necessary to develop the design of the Landlord’s Works ~~(other than the Core Works, save to the extent that the Core Works are to be or have been designed by the Architect); and~~
 ~~( ii) t he T enant ’ s Works Specificat ion f or t he T enant’ s Works and the Core Works Specification for the Core Works (save to the extent that the Core Works are to be or have been~~
 ~~desig ned by t he Ar chitect f r om t he dat e t hat t he T enant’ s Design Documents form part of the Building Contract (including for the avoidance of doubt any such material produced by the Contractor~~;

Landlord’s Executive:	means John Bonanno or such other person as the Landlord may from time to time name and notify the Tenant in writing;
Landlord’s Land Registry Certificates:	means the Land Registry certificates in the agreed forms annexed at Schedule 19;
Landlord’s	means the ledger attached at Schedule 16 recording the Shell Costs to be properly maintained and updated by the Landlord

12~~18560750.22~~    WKS/102131256.2

Ledger:
at the Landlord’s direction and submitted to the Tenant in accordance with paragraph 13.9 of Schedule 1 Part 1 and each such iteration of the ledger shall identify all Project Costs incurred at the date of the iteration and for the avoidance of doubt each such iteration of the ledger will identify any amounts applied for and where appropriate certified for payment under the Building Contract together with copies of any monthly report by the Employer’s Agent relating to the actual and forecast of the costs of the Project Costs;

Landlord’s Solicitors:	means Charles Russell Speechlys LLP of ~~6 New Street Square~~ 5 Fleet Place London EC4A 3LX (reference: LAW/FKE/358505);
Landlord’s Unacceptable Condition:

means a condition imposed on any of the Planning Consents and/or a provision or obligation in a Planning Agreement and/or a CIL Requirement which will or in the Landlord’s reasonable opinion is likely (either individually or when considered together) to:

(a)    ~~(w)~~prevent the Landlord’s adjoining land (excluding the land subject of the Phase 2 Development and the land on which the Amenity Building is to be sited) from being used for its current use or make it materially more expensive (i.e. by more than 10% of its existing expenses) to continue using it for that use;

(b)    ~~(x)~~cause a delay of more than four weeks from the current estimate to the construction and opening of the Phase 1 Development as anticipated in the Construction Programme;

(c)    ~~(y)~~prevent or limit the occupation or use of the whole or any part of the Phase 1 Development to any designated person or occupier;

(d)    ~~(zz)~~cause the Planning Phase 1 Consent (once implemented) to be for a limited period;

(e)    ~~(aa)~~require the construction of the entire Phase 1 Development in a single phase (such that the Building cannot be constructed as a first phase);

(f)    ~~(bb)~~require the submission or obtaining of any reserved matters approvals pursuant to the Planning Phase 2 Consent ahead of construction or use of the Enabling Infrastructure Works;

(g)    ~~(cc)~~require the Phase 1 Development to be constructed

13~~18560750.22~~    WKS/102131256.2

other than in accordance with the Specification; or

(h)   ~~(dd)~~prevent the entirety of the Phase 1 Development from being used for purposes within Use Class B1(b) in accordance with the Planning Application for the Phase
1 Development or limit, restrict or prevent ancillary uses;

Landlord’s Works:

means those works for the construction of the shell of the Building, the Core Works and the relevant on and off site improvements (including dealing with any issues relating to contaminated land in respect of the Demies Premises), parking spaces, and landscaping and matters ancillary thereto on the Demised Premises set out in the Landlord’s Works Specification and the Core Works Specification;

Landlord’s Works Specification:

means the RIBA Work Stage 2 drawings and Array Multiplex Shell and Site Specification as annexed at Schedule 8, with such variations (if any) and design development as may be carried out under the terms of this Agreement;

Lease:

means the underlease of the Demised Premises to be granted to the Tenant pursuant to clause 12 in the form of the draft comprising Schedule 2 subject only to such minor amendments as are agreed between the parties acting reasonably;

Loss:

means any and all liabilities incurred, any and all damage and/or loss suffered, any and all claims, demands, actions and proceedings made or brought, or for any costs, disbursements and expenses incurred;

Material:

means all drawings, designs, reports, specifications, calculations and other similar documents and written information (including all information stored on any disk, computer or word processing facility) whatsoever obtained or provided in connection with the Works;

Measurement Surveyor:	means such firm as the Landlord may appoint with the Tenant’s prior approval (such approval not to be unreasonably withheld or delayed) from time to time;
Necessary Consents:

means Satisfactory Planning Consents and all consents, licences, permissions, approvals and authorisations necessary to enable the Works to be commenced, carried out, completed and maintained as contemplated by this Agreement;

Notice of Completion of	means the notice issued by the Employer’s Agent under the Building Contract that Defects which have appeared within the

14~~18560750.22~~    WKS/102131256.2

Making Good:	;
Nursery Lease:	means a lease dated 27 January 2012 and made between (1) Granta Park Limited and (2) Sunhill Daycare (Europe) Limited of part of the Nursery Site;
Nursery Site:	means that portion of the Array Land which is shown cross- hatched green on Plan 5 attached at Schedule 17 part of which is currently subject to the Nursery Lease;
Option:	means the option of the Tenant in accordance with clause 14;
Phase 1 Development:

means the construction of a minimum of 225,000 square feet floor space for use for Use Class B1(b) purposes on the Demised Premises together with parking and landscaping in accordance with the Specification;

Phase 2 Development:

means the erection on the remainder of GPEL’s land (as shown outlined in red on Plan 6 attached at Schedule 17) (but not on the Demised Premises) of research and development buildings (Use Class B1(b) with a combined floor area of up to 34,220 square meters (GEFA) excluding plant) including means of access (with the provision of an internal link road), strategic landscaping and associated infrastructure including parking and including the Enabling Infrastructure Works;

Planning Act:	means the Town and Country Planning Act 1990 as amended;
Planning Agreement:	means an agreement or unilateral undertaking under section 106 of the Planning Act required to obtain the grant of the Planning Consents;
Planning Amenity Building Consent:	means full planning permission for the Amenity Building which is satisfactory to the Landlord in its discretion
Planning Appeal:

means:

(a)    ~~(a)~~submission of an appeal to the Secretary of State pursuant to the Planning Act following a Refusal; or

(b)    ~~(b)~~reference of a Planning Application to the Secretary of State under section 77 of the Planning Act; or

(c)    ~~(c)~~submission of an application under Section 73 of the Planning Act for the grant of permission without complying with an Unacceptable Condition;

Planning	means an application for any of the Planning Consents in accordance with the terms of this Agreement which term shall

15~~18560750.22~~    WKS/102131256.2

Application:	;
Planning Condition:

means the grant of Satisfactory Planning Consents in respect of the Phase 1 Development and the Phase 2 Development and:

(a)    ~~(a)~~the expiry of the Review Period in respect of each such Satisfactory Planning Consent without Proceedings being instituted; or

(b)    ~~(b)~~if any Proceedings are instituted during any Review Period those Proceedings being finally disposed of leaving in place extant Satisfactory Planning Consents in respect of the Phase 1 Development and the Phase
2 Development and the expiry of any period during
which any further Proceedings can be instituted, without such Proceedings being instituted;

Planning Consent/s:	means the Planning Phase 1 Consent and the Planning Phase 2 Consent (or any one of them as the context so admits);
Planning Long Stop Date:	means 31 December 2015 unless extended in accordance with clause 2.4;
Planning Phase 1 Consent:	means full planning permission for the Phase 1 Development granted pursuant to planning application reference S/1109/15/FL or other Planning Application submitted pursuant to this Agreement;
Planning Phase 2 Consent:

means outline planning permission for the Phase 2 Development including detailed planning permission for the Enabling Infrastructure Works (by way of approval of detailed drawings and not subject to reserved matters) pursuant to planning application reference S/1110/15/OL or other Planning Application submitted pursuant to this Agreement;

Post-Practical Completion Testing:

means the testing and commissioning programme in respect of the Works (but excluding any Tenant’s Variation) which can be carried out only with assumed loadings or once the Building is occupied to be carried out by the Commissioning Engineer as soon as reasonably practicable after the Certificate Date which commissioning and testing the Tenant and the Landlord (acting reasonably) shall agree as soon as reasonably practicable after the date of this Agreement and in any event prior to the date of the Building Contract which incorporates

16~~18560750.22~~    WKS/102131256.2

;
PPD1 Building:	means the building demised by the PPD Lease;
PPD Lease:	means the lease dated 30 September 2014 and relating to Unit 11 Granta Park Great Abington Cambridge made between (1) Granta Park JCo 1 Limited and (2) Illumina Cambridge Limited;
Practical Completion:

means the Works have achieved practical completion under the Building Contract PROVIDED THAT practical completion shall not be deemed to have been achieved until the conditions referred to in Schedule 1 Part 3 have been complied with to the reasonable satisfaction of the Employer’s Agent and “Practically Complete” and “Practically Completed” shall be construed accordingly;

Practical Completion Statement:	means the statement to be issued by the Employer’s Agent in accordance with the Building Contract that in its opinion the Works have reached Practical Completion;
Pre-Construction Services Agreement:

means the pre-construction services agreement ~~substantially~~ in the form annexed at Schedule 10 ~~and the Tenant shall be given a reasonable opportunity to make representations in relation to any amendments that may be proposed to such agreement prior to its completion and the Landlord shall have due regard to such representations but shall not be fettered by them (provided always that the Tenant shall not be entitled to~~
 ~~comm ent upon m att ers r elating solely t o the Landlord’s Works);~~in respect of the enabling works and part of the
 Landlord’s W orks ;

Pre-Construction Services:
means the pre-construction services the Contractor is to
perform under the Building Contract entered into following completion of the Contractor’s services under the Pre- Construction Services Agreement, such pre-construction services to be performed in respect of the remainder of the Landlord’s Works and all of the Tenant’s Works such services to be agreed by the Tenant (acting reasonably);

Pre-Practical Completion Testing:
means the testing and commissioning programme in respect of
the Works (but excluding any Tenant’s Variation) to be carried out by the Commissioning Engineer prior to Practical Completion which commissioning and testing the Tenant and the Landlord (acting reasonably) shall agree as soon as reasonably practicable after the date of this Agreement and in any event prior to the date of the Building Contract which

17~~18560750.22~~    WKS/102131256.2

;
President:	means the president for the time being of the Royal Institution of Chartered Surveyors (unless the context otherwise requires);
Proceedings:

means all or any of the following instituted by a Third Party:

(a)    ~~(ee)~~an application for judicial review under Part 54 of the Civil Procedure Rules 1998 or successor provision arising from the grant of a Planning Consent; or

(b)    ~~(ff)~~an application pursuant to section 288 of the Planning Act arising from the grant of Planning Consent or a Refusal by the Secretary of State;

including in the case of both paragraphs (~~ee~~a) and (~~ff~~b) any appeals to a higher court following a judgment of a lower court;

(a)    ~~(gg)~~proceedings under Part 5 of the Planning and Compulsory Purchase Act 2004 or successor provision for the correction of an error in relation to a Satisfactory Planning Consent;

(b)    ~~(hh)~~any reconsideration by the Determining Authority of a Planning Application or the Secretary of State of a Planning Appeal (as the case may be) following a Planning Consent or a Refusal being quashed pursuant to an application within the meaning of paragraph (~~ee~~a) or (~~ff~~b) above and the matter being remitted to the Determining Authority or the Secretary of State (as the case may be);

an application (within the meaning of paragraph (~~ee~~a) or (~~ff~~b) above) arising from the grant of Planning Consent or a Refusal following a reconsideration of a Planning Application by the Determining Authority or a Planning Appeal by the Secretary of State pursuant to paragraph (~~hh~~b) above or a decision of the Secretary of State to issue a correction notice pursuant to section 57 of the Planning and Compulsory Purchase Act 2004 or successor provision;

Product Guarantees:

means (to the extent that any are available) product guarantees on which the Tenant can rely from the manufacturers of plant and machinery at the Building including, but not limited to roof and wall cladding systems, electrical lobby doors and roller shutter doors together with any other product guarantees obtained by the Landlord in respect

18~~18560750.22~~    WKS/102131256.2

;
Prohibited Materials:

means materials which:

(a)    ~~(a)~~do not accord with any relevant recommendations contained or referred to in the latest version (at the time the Building Contract is or was entered into) of “Good Practice in the Selection of Construction Materials” sponsored by the British Property Federation and the British Council for Offices; or

(b)    ~~(b)~~are not in accordance with British Standards and Codes of Practice, good building practice or having been supplied or placed in the market in breach of the Construction Products Regulations; or

(c)    ~~(c)~~are generally known within the UK construction industry to be deleterious at the time of specification or selection or use; or

(d)    ~~(d)~~are generally known within the UK construction industry at the relevant time to be injurious to human health and safety or posing a threat to the structural stability, performance or physical integrity of the Works;

Project Costs:	is defined in Schedule 1 Part 6;
Rectification Period:	means the period of 12 months following the Certificate Date;
Refusal:

means any of the following:

(a)    ~~(a)~~a refusal by the Determining Authority to grant planning permission pursuant to any Planning Application;

(b)    ~~(b)~~a refusal by or on behalf of the Secretary of State to grant planning permission following a Planning Appeal;

(c)    ~~(c)~~a refusal by the Determining Authority to vary or remove an Unacceptable Condition pursuant to an application under section 73 or 96A of the Planning Act;

(d)    ~~(d)~~a failure by the Determining Authority to determine the Planning Application within the period required under section 78(2) of the Planning Act or any extended period agreed by the Landlord;

(e)    ~~(e)~~the grant of a Planning Consent which has been agreed or determined pursuant to this Agreement not to

19~~18560750.22~~    WKS/102131256.2

be a Satisfactory Planning Consent;
Remedial Works:	means those works comprising the making good of Snagging Items and Defects in each case which the Contractor is obliged to carry out under the terms of the Building Contract;
Rent Commencement Date:

means:

(a)    ~~(a)~~the date that is six months after the Term Commencement Date; or

(b)    ~~(b)~~in the event that the Lease is granted pursuant to clause 14 the date that is six months after the Certificate Date;

or in both cases such earlier or later date as is ascertained in accordance with sub-clause 13.3.2 and/or paragraph 8.6 of Schedule 1 Part 1;

Review Period:	means seven weeks following the date of issue of a Planning Consent;
RICS:	means the Royal Institution of Chartered Surveyors;
Satisfactory Planning Consent:

means the grant of a Planning Consent which (together with any associated Planning Agreement and CIL Requirement) are free from:

(a)    ~~(a)~~any Landlord’s Unacceptable Condition (unless all Landlord’s Unacceptable Conditions are waived by the Landlord or deemed or determined not to be a Landlord’s Unacceptable Condition in accordance with this Agreement); and

(b)    ~~(b)~~any Tenant’s Unacceptable Condition (unless all Tenant’s Unacceptable Conditions are waived by the Tenant or deemed or determined not to be a Tenant’s Unacceptable Condition in accordance with this Agreement);

Secretary of State:

means the Secretary of State for Communities and Local Government or such other minister or office holder who at the relevant time is the person to whom an appeal may be made under s.78(1) Planning Act in respect of the Demised Premises or an inspector appointed by any such person;

Side Letter	means the side letter in the form annexed at Schedule 11;
Snagging Items:	means those snagging items set out in any list which accompanies the Practical Completion Statement or subject to

20~~18560750.22~~    WKS/102131256.2

;
Specification:	means in respect of the Landlord’s Works, the Landlord’s Works Specification and the Core Works Specification and in respect of the Tenant’s Works the Tenant’s Works Specification;
Stage 4 Approval Documents:	means the Tenant’s Works Specification, the VE Schedule and the Stage 4 Cost Plan Report;
Stage 4 Cost Plan Report:	means the report dated 4 October 2016 as against the Cost Plan dated 4 October 2016 number 5 revision 4 and any later revision approved by the Tenant (acting reasonably);
Stage 4 Submission Date:	means 17 October 2016 or such later date as the parties may agree acting reasonably;
Standard Conditions:	means the Standard Commercial Property Conditions (Second Edition);
Superior Lease:	means the lease to be granted by GPEL to the Landlord out of which interest the Lease will be granted;
Target Area:	means 155,000 square feet being the anticipated Internal Area;
Tenant:	means the party so described at the head of this Agreement;
Tenant’s Breach:

means any and all material breaches of the Tenant of its obligations under this Agreement (whether by act or omission) including but not limited to any failure by the Tenant to respond to a request for approval either within the timescale prescribed by this Agreement or where there is no timescale prescribed, as soon as reasonably practicable after receipt of the request for approval or consent (including but not limited to any rights of approval of the Contract Sum (as defined in the Building Contract) for the Building Contract which incorporates any of the Tenant’s Works);

Tenant’s Consultant:	means Gensler;
Tenant’s Consultants Approved Terms:
means the terms of appointment, substantially in the form
annexed at Schedule 12 and the Tenant shall seek the Landlord’s written approval to:

(ii) the services and any amendments to such appointment which would materially adversely affect the rights of the Landlord and/or the Contractor under the collateral warranties from the Tenant’s Consultant to be delivered

21~~18560750.22~~    WKS/102131256.2

to the Landlord and/or the Contractor pursuant to
paragraph 2.6 of Schedule 1 Part 1 (including but not limited to the Landlord’s and/or the Contractor’s rights in respect of the copyright licence to be granted to the Landlord and/or the Contractor under such collateral warranties and/or the extent of the Tenant’s Consultant’s liability for design) (such approval is not to ~~be unreasonably withheld);~~

(jj) any amendment which could in any way prevent or impede the Tenant’s compliance with its obligations in paragraph 2.1 of Schedule 1 Part 1 and/or the Landlord’s compliance with its obligations in this ~~Agreement;~~

(kk) any amendment which might be inconsistent with the
 ~~t erm s of t he Building Contr act f or t he T enant ’s W ork s;~~  and:
(i)    in the case of (ii), (jj) and (kk) above the Landlord shall be deemed to have given its approval if it does not confirm in writing its refusal or consent with proper and detailed reasons within five working days of receipt of a request from the Tenant for the Landlord’s approval; ~~and~~

(ii)    in the case of (ii), (jj) and (kk) above such refusal or consent to be given as soon as reasonably practicable and in any event so as not to cause any delay to the placing of the Tenant’s Consultant’s appointments (as anticipated by the Tenant’s Design Delivery ~~Programme);~~

Tenant’s Contribution	all sums paid by the Tenant to the Tenant’s ~~Consultants~~ Consultant and all sums paid to the Landlord by the Tenant under paragraph 13 of Schedule 1 Part 1;
Tenant’s Design Delivery Date:
9 February 2016 (or such later date as may be agreed by the
parties (acting reasonably) following any amendment to the Tenant’s Design Delivery Programme) being the date the Tenant is to deliver the Tenant’s Design Documents completed to Work Stage 4 in accordance with sub-paragraph 4.2.10 of Schedule 1 Part 1;

Tenant’s Design Delivery	the programme annexed at Schedule 13 as may be amended and updated by the parties acting reasonably but provided always that it shall be reasonable for the Landlord not to agree

22~~18560750.22~~    WKS/102131256.2

Programme:	any amendment if it will or might delay the carrying out and completion of the Works;
Tenant’s Design Documents:
means the drawings specifications and other documents
showing the detailed design and further development of the Tenant’s Works Specification for the Tenant’s Works ~~and the Core Works Specification for the Core Works (save to the extent that the Core Works are to be or have been designed by the Architect)~~ necessary to develop the design of the Tenant’s Works ~~and the Core Works (save to the extent that the Core Works are to be or have been designed by the Architect) up to and including the date where such design forms part of the Building Contract (but not for the avoidance of doubt any such material produced by a Contractor) to be submitted by the Tenant in accordance with paragraph 2 of Schedule 1 Part 1~~;

Tenant’s Executive:	means Leizl Jones or such other person as the Tenant may from time to time name and notify the Landlord in writing;
Tenant’s Land Registry Certificate	means the Land Registry Certificates in agreed form at Schedule 20;
Tenant’s Representative:	means Cushman & Wakefield LLP (registration number OC328588) or such other party as the Tenant may notify to the Landlord from time to time;
Tenant’s Shell Variation Long Stop Date:

means the last date by which the Landlord can require the Contractor to provide an estimate for any Tenant’s Variation to the Landlord’s Works in accordance with sub-paragraph 11.1 of Schedule 1 Part 1, which date shall be advised by the Contractor and approved by the Landlord and Tenant (each acting reasonably) and shall be extended by any extensions of time granted under the Building Contract;

Tenant’s Solicitors:	means Wedlake Bell LLP of ~~52 Bedford Row~~71 Queen Victoria Street, London ~~WC1R 4LR~~ EC4V 4AY (reference: GM/SZE/ILL/4/19);
Tenant’s Unacceptable Condition:

means a condition imposed on a Planning Consent and/or a provision or obligation in a Planning Agreement and/or CIL Requirement which will or in the Tenant’s reasonable opinion is likely (either individually or when considered together) to:

(a)   ~~(ll)~~cause a delay of more than 4 weeks from the current estimate to the construction and opening of the Phase
1 Development as anticipated in the Construction

23~~18560750.22~~    WKS/102131256.2

Programme;

(b)	~~(mm)~~prevent or limit the occupation or use of the whole or any part of the Phase 1 Development to any designated person or occupier (not including any restriction by reference to Use Class B1(b));

(c)	~~(nn)~~cause the Planning Consent for the Phase 1 Development (once implemented) to be for a limited period only;

(d)	~~(oo)~~require the construction of the entire Phase 1 Development in a single phase (such that the Building cannot be constructed as a first phase);

(e)
~~(pp)~~require the Phase 1 Development to be constructed other than in accordance with the Specification save in respect of deviations from the Specification approved by the Tenant (acting reasonably) during the course of the Planning Application;

(f)	~~(qq)~~prevent the entirety of the Phase 1 Development from being used for purposes within Use Class B1(b) or limit, restrict or prevent ancillary uses;

(g)	~~(rr)~~restrict the use within the Phase 1 Development for purposes within Use Class B1(b) to less than 225,000 square feet;

(h)
~~(ss)~~prevent the provision and use of 600 car parking spaces as part of the Phase 1 Development save where the Landlord agrees to provide the shortfall in a reasonable alternative location (such location to be no further than a 5 minute walk from the Building);

(i)	~~(tt)~~prevent restrict or delay reasonable access by vehicles or on foot to the Building for all purposes authorised by the Planning Phase 1 Consent;

(j)	~~(uu)~~prevent the use of the Amenity Building by the Tenant for its intended use;

PROVIDED THAT only (a) and (i) above shall apply in the case of a Planning Phase 2 Consent and associated Planning Agreement and CIL Requirement

Article V.    Tenant’s Variation:

means a variation to the Landlord’s Works or the Tenant’s Works requested by the Tenant in accordance with paragraph 11 of Schedule 1 Part 1;

24~~18560750.22~~    WKS/102131256.2

Tenant’s Variation Costs:
means the total additional reasonable and proper costs arising from the implementation of a Tenant’s Variation (as properly certified by the Employer’s Agent acting reasonably) including (but not limited to):

(a)    ~~(vv)~~the costs, fees and expenses properly incurred by the Landlord and/or the Landlord in the design, pricing and procurement of the Tenant’s Variation and its integration with the Landlord’s Works and other Tenant’s Works (including the fees of the Consultants and other advisors);

(b)    ~~(ww)~~the amounts properly paid to the Contractor in accordance with the Building Contract to design, carry out and complete the Tenant’s Variation under the Building Contract and to integrate it with the Landlord’s Works and other Tenant’s Works, including any claims for loss and expense;

(c)    ~~(xx)~~VAT on the above costs fees or expenses which is not capable of being recovered or in respect of which credit cannot be obtained from HMRC;

less any Tenant’s Variation Deductions

Tenant’s Variation Deductions:

means any:

(a)    ~~(yy)~~savings associated with Tenant’s Variations; and

(b)    ~~(zzz)~~savings on professional fees;

as a result of the implementation of any Tenant’s Variation and agreed by the Landlord and Tenant or in the absence of agreement properly certified by the Employer’s Agent (acting reasonably);

Tenant’s Works:	means the category A and category B works in the Tenant’s Works Specification which are to be carried out and completed under the Building Contract;
Tenant’s Works Allowance:	means the VAT exclusive sum of one million one hundred thousand pounds (£1,100,000) in relation to the Tenant’s Works as may be increased in accordance with paragraph 13.9 of Schedule 1 Part 1;
Tenant’s Works Costs:	means the total reasonable and proper costs arising from the carrying out of the Tenant’s Works by the Landlord (as properly certified by the Employer’s Agent acting reasonably) being together:
25~~18560750.22~~    WKS/102131256.2

(a) ~~(aaa)~~the costs, fees and expenses properly incurred by the Landlord under or connection with the performance of its obligations under paragraph 3.2 of Schedule 1 Part 1 (including the fees of the Consultants and other advisors);

(b) ~~(bbb)~~the costs, fees and expenses properly incurred by the Landlord in the design, pricing and procurement of the Tenant’s Works and their integration with the Landlord’s Works (including the fees of the Consultants and other advisors);

(c) ~~(ccc)~~the amounts properly paid to the Contractor in accordance with the Building Contract to design, carry out and complete the Tenant’s Works under the Building Contract and to integrate them with the Landlord’s Works, including any claims for loss and expense and that portion of the Contract Sum (as defined in the Building Contract) as attributable to the Tenant’s Works;

(d) ~~(ddd)~~VAT on the above costs fees or expenses which is not capable of being recovered or in respect of which credit cannot be obtained from HMRC;

Tenant’s Works Specification:	means the specification attached at Schedule 15 for the Tenants Works ~~as will be developed and submitted to the Landlord in accordance with paragraph 2 of Schedule 1 Part 1~~;
Tenant’s Works Variation Long Stop Date:

means the last date by which the Landlord can require the Contractor to provide an estimate for any Tenant’s Variation to the Tenant’s Works in accordance with sub-paragraph 11.1 of Schedule 1 Part 1, which date shall be advised by the Contractor and approved by the Landlord and the Tenant (each acting reasonably) and shall be extended by any extensions of time granted under the Building Contract;

Term Commencement Date:	means the Completion Date;
Termination Balance:

the aggregate of the:

(a)   ~~(eee)~~the total value of the Works properly executed at the date of termination, ascertained in accordance with the Building Contract as at the date of termination of this Agreement, together with any amounts due to the Contractor not included in such total value; and

26~~18560750.22~~    WKS/102131256.2

(b)   ~~(fff)~~the total value of all sums paid to the Contractor prior to the date of termination;

in each case as valued by the Employer’s Agent and the total sums (including fees and expenses) paid to the Consultants together with any amounts due to the Consultant not included in such total value;

Third Party:	means a person other than (a) GPEL (b) the Landlord (c) the Tenant or (d) anyone acting on GPEL’s the Landlord’s or the Tenant’s direction;
Unacceptable Condition:	means a Landlord’s Unacceptable Condition or a Tenant’s Unacceptable Condition;
Unconditional Date:	means the working day following the later of the date of satisfaction of the Planning Condition and the date of grant of the Superior Lease;
Use Class:	means a use class as set out in the Schedule to the Town and Country Planning (Use Classes) Order 1987 as in force at the date of this Agreement;
VAT:	means value added tax;
VE Schedule:	means the value engineering schedule attached at Schedule 21;
Works:	means the Landlord’s Works and the Tenant’s Works;
Works Cost Estimate:	has the meaning given at paragraph 13.9 of Schedule 1 Part 1;
Works Long Stop Date:

means ~~1 April 2018~~ 30 January 2019 or such later date as the parties may agree or be ascertained in accordance with paragraph 14.2 of Schedule 1 Part 1 and/or as may be extended in accordance with ~~sub-paragraph~~ sub-paragraphs 8.5 and/or   11.2.1 and/or Schedule 1Part 14.2.2(d)   of Schedule 1 Part 1;

Work Stage:	means the relevant work stage in the RIBA Plan of Works 2013;
Works Target Date:

means ~~1 October 2017~~ 30 November 2018 or such later date as may be extended in accordance with paragraph 8 of Schedule 1 Part 1 and/or sub-paragraph 11.2.1 of Schedule 1 Part 1 by an Extension of Time (whether in respect of sub- paragraph 4.2.2 of Schedule 1 Part 1 or otherwise) and/or such later date as the parties may agree or may be ascertained in accordance with Schedule 1 Part 1 paragraph

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14.2; and

1954 Act:    means the Landlord and Tenant Act 1954 (as amended).

1.2    References to a “schedule”, “annexure”, “part” or “clause” are references respectively to a schedule or Annexure to or a Part or clause of this Agreement.

1.3    References to any statute or statutory section shall include any statutory amendment, modification or re-enactment of it for the time being in force and all subordinate legislation made under it.

1.4    References to “the parties” mean the Landlord and the Tenant only unless the context otherwise requires that expression to include also the Guarantor.

1.5    References to “working days” mean any day from Monday to Friday (inclusive) which is not Christmas Day, Good Friday or a statutory bank holiday.

1.6    Wherever in this Agreement the consent or approval of the Tenant may in specified circumstances be deemed to be granted the relevant consent or approval will not be deemed to have been granted if the Landlord has not provided the Tenant with all information which the Tenant reasonably requests in writing prior to the expiry of the period after which the deeming takes effect and would reasonably and properly be necessary in relation to the relevant consent or approval.

1.7	References to the “Yearly Rent”, the “Insurance Rent” and the “Service Charge Rent” are to the rents reserved by and so described in the Lease.

2	CONDITION PRECEDENT

2.1    Subject to clause 2.2, this Agreement comes into force on the date of this Agreement.

2.2    Clauses 10 to 14 (inclusive), clause 17-19 (inclusive) and clauses 21 22 and 35 are conditional on the satisfaction of the Condition Precedent and the grant of the Superior Lease and shall come into force on the Unconditional Date.

2.3    Save where expressly permitted pursuant to the terms of this Agreement the Landlord and Tenant may only waive the Condition Precedent by agreement in writing.

2.4    If on 31 December 2015 the Planning Phase 1 Consent and the Planning Phase 2 Consent have both been granted but either:

2.4.1	the Review Period has not expired in relation to either the Planning Phase 1 Consent or the Planning Phase 2 Consent; or

2.4.2	it has not been agreed or determined pursuant to the terms of this Agreement whether each of the Planning Phase 1 Consent and the Planning Phase 2 Consent comprise a Satisfactory Planning Consent

THEN the Planning Long Stop Date shall be extended until the later of:

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2.4.3	expiry of the Review Period in respect of each of the Planning Phase 1 Consent and the Planning Phase 2 Consent; and

2.4.4	agreement or determination in accordance with clause 8 as to whether each of the Planning Phase 1 Consent and the Planning Phase 2 Consent comprise a Satisfactory Planning Consent

BUT in no circumstances shall the Planning Long Stop Date extend beyond 19 February 2016.

3	OBTAINING SATISFACTORY PLANNING CONSENTS

3.1    The Landlord shall use reasonable endeavours to procure pursuant to its agreement with GPEL that GPEL obtains all Satisfactory Planning Consents as soon as possible but in any event so as to achieve the Unconditional Date prior to the Planning Longstop Date.

3.2    The Landlord shall consult with and keep the Tenant regularly informed of the endeavours being made and proposed to achieve satisfaction of the Planning Condition by the Unconditional Date at all material times including (without limitation but in respect of the Phase 1 Development only):

3.2.1
providing to the Tenant (at the Landlord’s cost) copies (which may be electronic) of all material draft and final documents and reports (including drawings, plans, specifications and design details) and correspondence relating to Planning Applications and Proceedings and draft and final Planning Agreements; and

3.2.2
giving the Tenant where possible at least five working days’ notice of any meetings to be held with any Determining Authority and inviting the Tenant (who may nominate a nominee) to attend and participate in any material meetings with the Determining Authority and shall provide the tenant with a copy of any minutes of any meetings with the Determining Authority.

4	CO-OPERATION OF TENANT

4.1    The Tenant shall not do anything which may prejudice or obstruct the progress of any Planning Application or Proceedings made or pursued pursuant to this Agreement.

4.2    The Tenant shall co-operate with the Landlord and use reasonable endeavours to assist the Landlord (at the Landlord’s cost) in obtaining the Satisfactory Planning Consents if reasonably required by the Landlord or the Determining Authority.

4.3    The Tenant shall not initiate or pursue (or procure any third party to initiate or pursue) Proceedings.

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5	NOTIFICATION OF PLANNING DECISIONS

5.1    On receipt of a Planning Consent or Refusal the Landlord shall immediately supply a copy of the relevant Planning Consent (together with a copy of any associated Planning Agreement and details of CIL Requirement) or Refusal to the Tenant.

5.2    Within eight working days of the receipt of a Planning Consent the Landlord shall serve notice on the Tenant in writing confirming whether or not the relevant Planning Consent (together with any associated Planning Agreement and CIL Requirement) contains a Landlord’s Unacceptable Condition (with reasons) (and if the Landlord fails to serve such notice within the relevant eight working day period the Landlord shall be deemed to have confirmed that the relevant Planning Consent (together with any associated Planning Agreement and CIL Requirement) does not contain any Landlord’s Unacceptable Condition).

5.3    Within eight working days of receipt of a Planning Consent (together with any associated Planning Agreement and CIL Requirement) from the Landlord pursuant to clause 5.1 the Tenant shall serve notice on the Landlord in writing confirming whether or not the Planning Consent (together with any associated Planning Agreement and CIL Requirement) contains a Tenant’s Unacceptable Condition (with reasons) (and if the Tenant fails to serve such notice within the relevant eight working day period the Tenant shall be deemed to have confirmed that the relevant Planning Consent (together with any associated Planning Agreement and CIL Requirement) does not contain any Tenant’s Unacceptable Conditions).

5.4    The Landlord and the Tenant may each waive their right pursuant to this Agreement to treat any matter as an Unacceptable Condition by service of written notice on the other.

5.5    Any dispute pursuant to this clause 5 as to whether a matter is an Unacceptable Condition may be referred by either party to the Independent Surveyor in accordance with clause 8.

5.6    In the event that a party has confirmed pursuant to sub-clauses 6.3.1, 6.3.2 or clause
6.7 that a form of Planning Agreement does not contain an Unacceptable Condition that confirmation shall be binding for the purposes of clause 5.2 or 5.3 in respect of the said Planning Agreement (as the case may be) unless clause 6.8 applies.

6	PLANNING AGREEMENTS

6.1    If a Planning Agreement is required to secure any Satisfactory Planning Consent, the Landlord shall use reasonable endeavours (in consultation with the Tenant who shall act reasonably and promptly) to procure that GPEL negotiate and agree with the Determining Authority the terms of the Planning Agreement free from any Unacceptable Condition as quickly as reasonably possible.

6.2    The Landlord shall keep the Tenant regularly informed as to the progress of the Planning Agreement.

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6.3    The Tenant shall enter into a Planning Agreement in respect of the Phase 1 Development if required by the Landlord or Determining Authority in order to obtain a Satisfactory Planning Consent PROVIDED THAT:

6.3.1
the Landlord has first confirmed to the Tenant that the draft Planning Agreement and any draft Planning Phase 1 Consent does not contain any Landlord’s Unacceptable Condition (unless waived by the Landlord or determined not to contain a Landlord’s Unacceptable pursuant to clause 8 and subject to clause 6.8);

6.3.2
the Planning Agreement does not contain any Tenant’s Unacceptable Condition (unless waived by the Tenant or determined not to contain a Tenant’s Unacceptable Condition pursuant to clause 8 and subject to clause 6.8); and

6.3.3
any liabilities on the Tenant (i) are expressed to be dependent on the Tenant taking the Lease of the Demised Premises or the Tenant implementing the Planning Consent and (ii) shall cease on the disposal of the Tenant’s interest in the Demised Premises (save in respect of antecedent breaches).

6.4    Save as specified in clause 6.5 the Landlord shall be liable for performance of the obligations contained in any Planning Agreement in respect of the Planning Phase 1 Consent and discharge of all conditions on the Planning Phase 1 Consent and from completion of the Lease indemnifies and shall keep the Tenant indemnified against all liabilities, proceedings, costs, claims, demands and expenses incurred or arising as a result of any breach pursuant to this clause 6.4.

6.5    The Tenant shall be liable for performance of the obligations contained in a Planning Agreement in respect of a Planning Phase 1 Consent or conditions imposed on a Planning Phase 1 Consent relating to its occupation of the Demised Premises including without limitation requirements in relation to green travel plans associated with its use and occupation of the Demised Premises (whether or not such obligations require discharge prior to commencement or occupation or otherwise) and shall from the date of the Lease indemnify and keep the Landlord indemnified against all liabilities, proceedings, costs, claims, demands and expenses incurred or arising as a result of any breach by the Tenant of its obligations contained in this clause 6.5.

6.6    Any dispute pursuant to this clause 6 as to whether a matter is a Landlord’s or Tenant’s Unacceptable Condition may be referred by either party to an Independent Surveyor in accordance with clause 8.

6.7    Subject to clause 6.8, the Landlord may serve a copy of the final form of any Planning Agreement on the Tenant (stating whether the Planning Agreement if completed in that form contains any Landlord’s Unacceptable Condition with reasons) and within five working days of receipt by the Tenant, the Tenant shall notify the Landlord in writing whether or not the relevant final form of any Planning Agreement contains a Tenant’s Unacceptable Condition (with reasons) (and if the Tenant fails to notify the

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Landlord within the relevant five working day period the Tenant shall be deemed to have confirmed that the relevant Planning Agreement does not contain a Tenant’s Unacceptable Condition).

6.8    If confirmation is given pursuant to sub-clause 6.3.1, 6.3.2 or clause 6.7 that a form of Planning Agreement does not contain an Unacceptable Condition but the Determining Authority subsequently grants a Planning Consent subject to conditions other than those anticipated by the parties at the time of such confirmation or the CIL Requirement subsequently changes, the relevant confirmation given by the relevant party shall not be binding for the purposes of clause 5.2 or 5.3 (as the case may be).

7	HISTORIC PLANNING PERMISSIONS AND AGREEMENTS

7.1    The Tenant shall comply with the obligations contained in paragraph 4 of the Second Schedule to the 2006 Agreement for so long as they affect the Demised Premises.

7.2    The Tenant hereby indemnifies and shall keep the Landlord indemnified against all liabilities, proceedings, costs, claims, demands and expenses arising out of any breach by the Tenant in clause 7.1 above.

7.3    The Landlord hereby indemnifies and shall keep the Tenant indemnified against all liabilities, proceedings, costs, claims, demands and expenses (“Indemnity Claims”) incurred or arising out of any Historic Planning Permission and any Historic Planning Agreement affecting the Demised Premises PROVIDED THAT:

7.3.1	the Tenant shall promptly notify and keep the Landlord informed of any Indemnity Claims and pay full regard to representations made by the Landlord; and

7.3.2	the Tenant shall not settle any Indemnity Claims without the consent of the Landlord (not to be unreasonably withheld or delayed); and

7.3.3	the indemnity in this clause shall not apply in respect of any Indemnity Claims arising or to the extent that any Indemnity Claim is contributed to by a breach by the Tenant of clause 7.4; and

7.3.4	this indemnity shall not apply to any liabilities incurred by the Tenant arising out of paragraph 4 of the second schedule to the 2006 Agreement.

7.3.5
this indemnity shall not compensate the Tenant for its share of the estate service charge which is attributable to performance by the Landlord or GPEL with the provisions of paragraph 3 of the second schedule to the 2006 Agreement.

7.4    The Tenant shall not undertake or allow to be undertaken any development on the Demised Premises pursuant to any Historic Planning Permission.

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8	INDEPENDENT SURVEYOR

8.1    In the event of any dispute arising between the Landlord and the Tenant about whether a Planning Consent and/or Planning Agreement and/or CIL Requirement contains an Unacceptable Condition the matter may be referred by either party to an Independent Surveyor in accordance with clause 8.2.

8.2    Any matter referred to an Independent Surveyor shall be determined in accordance with the following:

8.2.1	an Independent Surveyor shall be appointed by agreement between the Landlord and the Tenant or, in the absence of agreement, either of them may request the appointment to be made by the President;

8.2.2	the Independent Surveyor must be a Fellow of the RICS, with at least ten years’ post qualification experience including experience in development of the same type as the Phase 1 Development;

8.2.3
if an Independent Surveyor appointed dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this clause, then either the Landlord or the Tenant may apply to the President to discharge the appointed Independent Surveyor and to appoint a replacement Independent Surveyor;

8.2.4	the Independent Surveyor shall act as an expert and shall be required to;

(a)	decide whether or not there is an Unacceptable Condition; and

(b)	prepare a written note of the decision and give a copy of the decision to both the Landlord and the Tenant.

8.2.5	the Landlord and the Tenant shall each be entitled to make written representations to the Independent Surveyor and to make counter representations on the representations of the other;

8.2.6	the Independent Surveyor shall set the timetable for determination of the dispute provided that the decision shall be made within 20 working days of his appointment;

8.2.7	the Independent Surveyor’s written decision shall be final and binding on the parties in the absence of manifest error or fraud;

8.2.8	the costs of the Independent Surveyor shall be borne equally by the Landlord and the Tenant or in such different proportion as the Independent Surveyor shall direct; and

8.2.9
in the event that there is also a dispute between the Landlord and GPEL on any such matter, the parties agree that the same Independent Surveyor may determine both disputes and the above procedure shall be adapted accordingly.

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9	TERMINATION

9.1    If the Unconditional Date has not occurred by the Planning Long Stop Date either the Landlord or the Tenant may at any time after the Planning Long Stop Date (but only before the Unconditional Date) give written notice to the other and to the Guarantor to determine this Agreement.

9.2    Termination will be without prejudice to the rights of each party in respect of any earlier breach of this Agreement or any provisions that expressly survive termination of this Agreement.

10	THE WORKS

The terms of Schedule 1 Part 1 apply.

11	MEASUREMENT OF THE DEMISED PREMISES

11.1    The Landlord will at its own cost appoint the Measurement Surveyor to measure the Internal Area of the Building as soon as reasonably possible after the Landlord notifies Tenant that the Internal Area of the Building is capable of being measured. The Landlord will procure prior to the measurement being carried out that the Measurement Surveyor provides a duty of care letter to the Tenant in the form previously agreed by the Landlord with the Measurement Surveyor with such further amendments as may be requested by the Tenant and agreed by the Measurement Surveyor.

11.2    In measuring such Internal Area the Landlord and the Tenant shall assume that (and the Measurement Surveyor shall be instructed to measure on the basis that) any Tenant’s Works have not been carried out.

11.3    The Landlord will procure that the Tenant shall be entitled to accompany the Landlord and the Measurement Surveyor on any inspection of the Building carried out by the Measurement Surveyor and to make representations to the Measurement Surveyor in connection with the measurement of the Internal Area of the Building. All such representations shall be in writing and shall be copied to each of the parties at the same time as they are submitted to the Measurement Surveyor.

11.4    The parties will not be entitled to dispute the Internal Area of the Building as determined by the Measurement Surveyor save in the case of manifest error.

12	GRANT OF THE LEASE AND ISSUE OF THE SIDE LETTER

12.1    The Landlord agrees to grant and the Tenant agrees to take, the Lease. The Guarantor agrees to enter into the Lease as guarantor.

12.2    The Tenant cannot require the Landlord to grant the Lease to any person other than the Tenant (here meaning Illumina Cambridge Limited, incorporated and registered in England and Wales with company number 03625145, only) or the Guarantor.

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12.3    The grant of the Lease shall be completed at the offices of the Landlord’s Solicitors on the Completion Date when the Landlord shall execute and deliver to the Tenant the Lease and the Tenant and the Guarantor shall execute and deliver to the Landlord a counterpart of the Lease and the Landlord shall deliver a signed Side Letter in duplicate to the Tenant which shall be reissued on the grant of the reversionary lease referred to in paragraph 21.2 of Schedule 1 Part 1.

12.4    The Lease shall be granted subject to the matters set out or referred to in the draft lease which comprises Schedule 2.

12.5    This Agreement shall be deemed to incorporate the Standard Conditions Part 1 so far as they relate to a leasehold property and are not excluded by, varied by or inconsistent with the conditions contained in this Agreement.

13	FORM OF THE LEASE

13.1    The Lease shall be in the form attached at Schedule 2 with such minor amendments as the Landlord may reasonably require and the Tenant reasonably agrees to take account of any Tenant’s Variations including any amendments required to be made to Plan 1 attached to the Lease to reflect the new extent of the Estate Roads (to include the Connecting Access).

13.2    The term of the Lease shall be 20 years from and including the Term Commencement Date (save where the Lease is granted pursuant to clause 14).

13.3    Subject to review in accordance with the terms of the Lease, the Yearly Rent payable under the Lease shall be calculated as follows:

13.3.1	for the period from and including the Term Commencement Date to but excluding the Rent Commencement Date the sum of one peppercorn per annum;

for the period from and including the Rent Commencement Date to but excluding the first Review Date the sum of four million one hundred and thirty eight thousand five hundred pounds (£4,138,500) per annum ~~And~~ and such sum shall be inserted in the Lease as the “Yearly Rent”.

13.3.2
if the Certificate Date is not achieved on or before the Works Target Date then the Rent Commencement Date shall be delayed by one additional day for each whole day after the Works Target Date that the Certificate Date is delayed for the first 60 days and by two additional days for each whole day from and including the sixty-first day thereafter until such time as the Certificate Date occurs.

13.4    The Review Dates (as defined in the Lease) shall be the fifth (5th) anniversary of the Term Commencement Date and every fifth (5th) anniversary thereafter.

13.5    The Estate Service Charge, the insurance rent, the property management fee (specified in sub-paragraph 2.3.5 of the Lease), the Basic Vitality Gym Membership Fee (specified at sub-paragraph 2.3.6 of the Lease)and VAT on such of the same that

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attract VAT shall commence to be payable on the Term Commencement Date and the other rents reserved (as defined in the Lease) shall commence to be payable on the dates set out in the Lease.

14	OPTION TO CALL FOR THE LEASE

14.1    In the event that

14.1.1	BioMed Realty Trust, Inc.’s investment grade corporate credit rating in the Standard & Poor’s Rating Services is downgraded to below a triple “B” minus (BBB-) rating; or

14.1.2	BioMed Realty Trust, Inc. is no longer the sole general partner of the Landlord’s Guarantor;

the Landlord grants the Tenant during the period from the date of this Agreement until the Certificate Date an option to call for the Landlord to grant the Lease to the Tenant (the “Option”).

14.2    The Tenant may exercise the Option by serving a notice in accordance with clause 34 on the Landlord.

14.3    If the Option is exercised in accordance with this clause 14:

14.3.1	the Landlord will grant and the Tenant will accept from the Landlord the Lease on the Completion Date;

14.3.2	the term of the Lease shall be 22 years from and including the Term Commencement Date;

14.3.3	the Lease shall include an unconditional Tenant’s right to determine the Lease if the Tenant terminates this Agreement under clause 20.6 and/or 20.7; and

14.3.4
the obligation to pay the rents reserved by clause 2.3 and any sums payable under clause 3.3 of the Lease shall not commence until 10 working days after the Certificate Date save in respect of the obligation to pay the Yearly Rent reserved by clause 2.3.1 of the Lease which shall commence on the Rent Commencement Date.

14.4    In the event the Lease is granted pursuant to this clause 14 from the Completion Date until the Certificate Date the Tenant grants the Landlord a licence to enter the Demised Premises to enable the Landlord to carry out its obligations contained in Schedule 1 to this Agreement.

14.5    Notwithstanding the grant of the Lease pursuant to this clause 14 the terms of this Agreement shall remain in full force and effect.

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15	LIMITATIONS ON LANDLORD’S LIABILITY

15.1    The Landlord’s obligations and duties in respect of the carrying out and completion of the Works and generally in relation to the Demised Premises shall be exclusively limited to the contractual obligations and duties contained in this Agreement.

15.2    Subject to clause 15.3, the obligations of the Landlord contained in this Agreement (other than as set out in clause 12) are personal to the Landlord named in this Agreement and shall not be enforceable against any successor in title to the Landlord’s interest in the Demised Premises or any other person.

15.3    The Landlord shall (subject to paying the Tenant’s reasonable and proper legal fees) be entitled on one occasion only to novate the obligations of the Landlord under this Agreement to any Group Company of the Landlord which at the same time takes an assignment of the Superior Lease or otherwise is granted an interest in the Demised Premises in immediate reversion to the interest to be granted to the Tenant and which is of at least equal covenant strength to the Landlord at the date of this Agreement and subsequently such Group Company shall (subject to paying the Tenant’s reasonable and proper legal fees ) be entitled on one occasion only to novate the obligations of the Group Company as Landlord under this Agreement to any Group Company of the Landlord which at the same time takes an assignment of the Superior Lease or otherwise is granted an interest in the Demised Premises in immediate reversion to the interest to be granted to the Tenant and which is of at least equal covenant strength to the Landlord at the date of this Agreement. The deed of novation shall be in a form reasonably required by the Landlord and approved by the Tenant (such approval not to be unreasonably withheld or delayed).

15.4    From and including the Certificate Date until the date of the issue of the Notice of Completion of Making Good, the sole liability and obligation of the Landlord to the Tenant in respect of its obligations and liabilities under paragraphs 3.1 to 3.3 (inclusive) of Schedule 1 Part 1 shall be limited to the obligations of the Landlord under paragraphs 16.9 and 18 of Schedule 1 Part 1.

15.5    Subject to the Landlord complying with paragraph 17 (Warranties) of Schedule 1 Part 1, the sole liability and obligation of the Landlord to the Tenant in respect of its obligations and liabilities under paragraphs 3.1 to 3.3 (inclusive) of Schedule 1 Part 1 shall cease on the date of the issue of the Notice of Completion of Making Good, except in relation to any claim made against or notified to the Landlord prior to the issue of the Notice of Completion of Making Good and in respect of which the Tenant has provided such particulars and substantiation as is reasonable in the circumstances.

15.6    Notwithstanding any other term of this Agreement, the Landlord shall have no liability to the Tenant in respect of any breach of the Landlord’s obligations under this Agreement for loss of profit, loss of contract, business interruption loss, consequential and/or indirect loss.

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16	CONFIDENTIALITY

16.1    The details of this Agreement shall remain strictly confidential to the parties and no party shall without the prior written consent of the other to the content and form of such announcement (such consent not to be unreasonably withheld or delayed) disclose any information relating to it except:

16.1.1
where disclosure is required by the rules and regulations of The Stock Exchange and/or the United States Securities and Exchange Commission and/or pursuant to an order of the Court a request from a duly authorised government authority or any duty imposed by law on either party;

16.1.2	to any professional or other advisor of such party;

16.1.3	to the extent necessary to enable protection of the Tenant’s interest in the Demised Premises at the Land Registry in accordance with clause 17; and/or

16.1.4	where necessary to comply with any other provisions of this Agreement.

16.2    Subject to clause 16.3, no announcement concerning the transaction contemplated by this Agreement or any ancillary matter shall be made by any party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

16.3    The parties (acting reasonably) shall agree the wording of an announcement to the press regarding the transaction as contemplated by this Agreement. In addition, each party may make an announcement concerning the transaction contemplated by this Agreement or any ancillary matter if required by:

16.3.1	law;

16.3.2	existing contractual obligations;

16.3.3
any securities exchange or regulatory or governmental body to which any of the parties is subject or submits, wherever situated, including (without limitation) The Stock Exchange or The Panel on Takeovers and Mergers, whether or not the requirement has the force of law provided that any such announcement shall only be made after consultation with the other parties.

16.4    Notwithstanding clause 16.2, the Landlord and Tenant and the Landlord’s and Tenant’s indirect parent entities shall have the right to disclose the existence of this Agreement, the form of Lease or any term or condition of this Agreement or the Lease (including, the details of any consideration or other part of any consideration), the results of inspections or studies undertaken in connection with this Agreement or the Lease and any other information pertaining to the transactions contemplated by this Agreement, in connection with the Landlord’s/Tenant’s (or the Landlord’s/Tenant’s indirect parent entities) distribution of financial and other information to shareholders and market analysts and brokers in the normal course of the business, or as part of a

38~~18560750.22~~    WKS/102131256.2

financing or potential financing of all or any part of each of the Works, the Array Land, the Building and/or Building C.

17	REGISTRATION OF THE AGREEMENT AT LAND REGISTRY

17.1    Neither the Landlord nor the Tenant may apply to register this Agreement (or any clause of it) against the Landlord’s title (or any other affected land) by way of an agreed notice in form AN1 or any other form of registration.

17.2    If the Tenant applies to register this Agreement against the Landlord’s title (or any other affected land) by way of a unilateral notice in form UN1:

17.2.1	the Tenant will immediately apply to Land Registry in form UN2 for the removal of such unilateral notice if this Agreement is rescinded by either party;

17.2.2
the Landlord will not apply to Land Registry for the cancellation of such unilateral notice while this Agreement subsists but the Tenant will not object to any such application by the Landlord if this Agreement is rescinded by either party; and

17.2.3
unless obliged to do so by law neither the Tenant nor the Landlord will supply either the original or a copy of this Agreement to Land Registry whether with such application for a unilateral notice or otherwise.

18	PPD1 BUILDING

18.1    The Landlord shall procure that BMR Granta Park Propco Limited shall release the Tenant from all liabilities under clauses 3.4, 3.5 and 3.7 of the PPD Lease on the Completion Date.

18.2    If the Tenant so requests on not less than one month’s written notice the Landlord shall procure that BMR Granta Park Propco Limited will grant to the Tenant a new lease of the PPD Building on the same terms as the PPD Lease (subject to any reasonable amendment that the parties may agree) for a term ending not later than ~~1 April 2018~~ the Works Long Stop Date but subject to a Tenant’s monthly rolling break right from ~~1 October 2017~~30 November 2018.

19	REGISTRATIONS

19.1    In relation to the registration of the Superior Lease the Landlord shall use reasonable endeavours to procure that:

19.1.1
the registered proprietor of title CB263298 applies to the Land Registry as soon as possible after the date of this Agreement to amend the restriction at entry 3 of the proprietorship register of title number CB197761 (official copies dated 19 February 2015) to refer to Paragraph 2, Part 2 of the Schedule;

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19.1.2
the Landlord’s Solicitors submit to the Land Registry, within the priority period afforded to it prior to completion of the Superior Lease, an application to register the Superior Lease together with the Landlord’s Land Registry Certificates and the SDLT Certificate relating to the Superior Lease (the “Application”);

19.1.3
the Landlord’s Solicitors shall send to the Tenant’s Solicitors a copy of the notification of completion of the Application together with the official copy entries of the Landlord’s title to the Superior Lease within ten Working Days of completion of the same; and

19.1.4
the Landlord’s Solicitors deal with all Land Registry requisitions raised in connection with the Application within any time limit specified by the Land Registry and in any case within the priority period obtained prior to completion, and, to the extent this is not possible, to apply for an extension to such date.

19.2    In relation to registration of the Lease and in order to satisfy the restrictions on title that the parties reasonably expect the Landlord’s title to be subject to, the Landlord shall:

19.2.1
provided that the Tenant provides a signed Deed of Covenant to the Landlord on the Completion Date use reasonable endeavours to procure that the registered proprietor of title number CB263298 or its conveyancer provides to the Tenant as soon as possible thereafter the Tenant’s Land Registry Certificates;

19.2.2	provide such other assistance as is reasonably required by the Tenant (at the cost of the Tenant) to assist with the registration of the Lease.

20	TERMINATION

20.1	Tenant Breach or Insolvency

20.1.1	For the purposes of this clause an event of default occurs if:

(a)
the Tenant does not pay any sums due to the Landlord within 56 days after they become due under this Agreement and fails to make within ten working days of receipt of a written notice issued under clause 34 requiring the Tenant to make payment of the same;

(b)	the Tenant is in substantial breach of any of its other obligations in this Agreement which:

(i)	is not capable of remedy; or

(ii)
if the breach is capable of remedy has not been remedied after receipt of notice from the Landlord (copied to the Guarantor) specifying the particular breach complained of requiring the Tenant to remedy the breach within 20 working

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days (or such other period of time as may be agreed between the parties acting reasonably and having regard to the nature of the breach) of receipt of a written notice issued under clause 34 requiring the Tenant to remedy the same; or

(iii)	any event happens which would entitle the Landlord to re- enter upon the Demised Premises (whether or not after notice) if the Lease had actually been granted; or

(c)	the Tenant suffers an Insolvency Event.

20.1.2
On the occurrence of an event of default in relation to the Tenant the Landlord shall in addition to any other rights or remedies it may have, give the Guarantor 28 days’ notice of its intention to terminate this Agreement (which notice shall state the nature of the event of default, the total sums due to the Landlord which the Tenant has not paid to the date of the notice and any other sums which may become due following the issue of such notice (such sums being the “Outstanding Sums” for the purposes of sub- clause 20.3.1)) (“Notice”) and subject to clause 20.2 may on the expiry of that: (i) 28 day period; or (ii) the applicable time period under sub-clause 20.1.1; whichever is the later (provided it is prior to the grant of Lease) rescind this Agreement with immediate effect by giving notice to the Tenant to that effect.

20.2    Step-in Notice

20.2.1
Should the Guarantor receive a Notice issued under sub-clause 20.1.2, the Guarantor shall within 28 days of such Notice, be obliged to serve a notice on the Landlord which either confirms that the Guarantor will not step-in to this Agreement or, if the Guarantor intends to step into this Agreement, a notice which:

(a)	acknowledges that the Guarantor is assuming all the obligations of the Tenant under this Agreement; and

(b)	undertakes to the Landlord to discharge all payments due to the Landlord under this Agreement and which shall then remain outstanding.

(such notice being a “Step-In Notice”).

20.2.2
On service of a Step-In Notice this Agreement shall continue in full force and effect as if no right to determination on the part of the Landlord had arisen and in all respects as if the Agreement had been made between the Landlord and the Guarantor to the exclusion of the Tenant.

20.3    Consequences of Step in

20.3.1	If the Guarantor services a Step-In Notice, on the date of service of the Step-In Notice the Guarantor shall pay to the Landlord the Outstanding

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Sums and within five working days of the date of receipt of a Step-In Notice by the Landlord, the Guarantor shall:

(a)
execute and deliver to the Landlord a deed of variation (in a form to be agreed between the parties acting reasonably) varying this Agreement with the sole effect that the Guarantor assumes all obligations of the Tenant under this Agreement (including liability for all Outstanding Sums) and all losses, costs, sums and expenses which the Landlord is obliged to pay the Contractor, Consultants and/or the Commissioning Engineer and any other third parties due to the event of default; and

(b)
if the Landlord so requires, execute a deed of variation (in a form to be agreed between the parties acting reasonably) varying the appointment of the Commissioning Engineer with the sole effect that the Guarantor assumes all obligations of the Tenant under such appointment (including liability for all sums due to the Commissioning Engineer which the Tenant has not paid in full);

and provided the Guarantor has paid to the Landlord the Outstanding Sums due on the date of the service of the Step-In Notice, the Landlord shall be obliged to execute the deed(s) of variation delivered under this sub-clause 20.3.1, but not otherwise.

20.3.2	Any dispute or difference between the parties arising from or connected with this clause 20 shall be referred for determination in accordance with clause 23.

20.3.3
Should the Guarantor require its appointee to step-in to this Agreement in accordance with this clause 20 in its place, the Landlord shall accept a Step-In Notice issued by the Guarantor’s appointee provided that the appointee is a Qualifying Person (as defined in the Lease) and provided also that the Guarantor has previously paid to the Landlord the Outstanding Sums due on the date of the service of the Step-In Notice and the Guarantor shall continue to act as Guarantor for such appointee entity on the terms set out in this Agreement.

20.4    Landlord’s Breach or Insolvency

If:

20.4.1	the Landlord and the Landlord’s Guarantor each suffers an Insolvency Event; or

20.4.2
the Landlord or, if the Landlord has suffered an Insolvency Event, the Landlord’s Guarantor, without reasonable cause wholly or substantially suspends the carrying out and completion of the Works and fails to procure the recommencement of the carrying out and completion of the Works within 20 working days of receipt of a Notice from the Tenant to do so;

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the Tenant may determine this Agreement by giving written 20 working days’ notice to the Landlord.

20.5    Consequences of Termination

20.5.1	If this Agreement is lawfully determined under this clause 20 or under clause 9:

(a)
the Tenant’s interest in and the rights in relation to the Demised Premises will terminate and all fixtures in it may be retained by the Landlord without conferring any right on the Tenant to compensation or allowance but;

(b)	the parties will retain all rights and remedies for breach of this Agreement before the rescission and/or termination;

(c)	the Tenant shall immediately cancel all entries relating to this Agreement registered against the Landlord’s title; and

(d)	clause 16 (Confidentiality) shall remain binding.

20.5.2
If this Agreement is lawfully determined by the Landlord under clause 20.1 (for Tenant’s breach or insolvency), then without prejudice to the Landlord’s rights and remedies as referred to in sub-clause 20.5.1(b) the Tenant shall be liable to the Landlord for all sums the Landlord properly and reasonably incurs in connection with:

(a)
procuring the removal of the relevant parts of the Tenant’s Works and any and all Tenant’s Variations which are reasonably necessary to enable the Landlord to let the Demised Premises to a third party to a shell finish (but excluding any change which such third party may require);

(b)
any claim by the ~~Consultants~~ Consultant and/or Commissioning Engineer for loss of profit and/or loss of opportunity and any other losses the ~~Consultants~~ Consultant and/or Commissioning Engineer may claim in connection with Tenant’s Works not being carried out and completed under the Building Contract;

(c)
any claim by the Contractor under the Building Contract in connection with procuring the removal of the relevant Tenant’s Works and Tenant’s Variations referred to in sub-clause 20.5.2(a) above including but not limited to any loss of profit and/or loss of opportunity and any other losses the Contractor may claim and/or be entitled to in accordance with the Building Contract (and whether such entitlement is determined in accordance with the Building Contract or settled between the Landlord and the Contractor) in connection with Tenant’s Works not being carried out and completed under the Building Contract PROVIDED ALWAYS that in

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the event of any claims being settled between the Landlord and the Contractor the Landlord shall keep the Tenant informed of all relevant negotiations prior to such settlement and where the proposed sum payable to the Contractor in relation to all claims under this sub-clause is in excess of five million pounds (£5,000,000) the Landlord shall seek the Tenant’s prior approval not to be unreasonably withheld to the same, such approval to be provided as soon as reasonably practicable and in any event so as not to cause delay to any such negotiations);

and shall make payment of such sums within ten working days of receipt of a valid VAT invoice in respect of the same which invoice is to be accompanied by copies of all certificates and notices in relation to payment issued under the Building Contract or relevant appointment.

20.5.3	If this Agreement is lawfully determined by the Tenant under:

(a)	clause 9; or

(b)	clause 20.6 (Internal Area); or

(c)	or clause 20.7 (~~Works Long Stop Date~~Option to Terminate) or

(d)	sub-clause 20.4.1 or 20.4.2 (Landlord’s breach or insolvency);

then without prejudice to the Tenant’s rights and remedies as referred to in sub-clause 20.5.1(b) the Landlord shall be liable to the Tenant for all sums the Tenant has properly incurred in relation to the Works including but not limited to the Tenant’s Consultant’s fees and all sums paid to the Landlord by the Tenant under this Agreement (including the Fee). The Landlord shall make payment of such sums within ten working days of receipt of a valid VAT invoice in respect of the same.

20.6    Internal Area

If the Internal Area is five per cent (5%) or more below the Target Area then the Tenant may determine this Agreement by giving notice to the Landlord within one month of the measurement of the Demised Premises in accordance with clause 11.

20.7	~~Works Long Stop Date~~

20.7	Option to Terminate

If Practical Completion has not occurred by ~~the Works Long Stop Date~~ 30 January 2020 then the Tenant may at any time afterwards (but before Practical Completion has been achieved) determine this Agreement on one month’s prior written notice.

20.8	Termination will be without prejudice to the rights of each party in respect of any earlier breach of this Agreement or any provisions that expressly survive termination of this Agreement.

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20.9	All notices are to be given in accordance with clause 34.

21	ACKNOWLEDGEMENT

21.1	GPEL’s freehold title to the Array Land has been deduced to the Tenant’s Solicitors before the date of this Agreement.

21.2
The Tenant acknowledges that the Landlord’s title to the Demised Premises is not registered at the date hereof but has been granted out of GPEL’s title immediately prior to the execution of this Agreement.

21.3
The Tenant is deemed to have full knowledge of the Landlord’s title and is not entitled to raise any objection, enquiry or requisition in relation to it save in respect of anything arising from pre-completion searches and enquiries.

21.4	The Tenant acknowledges that:

21.4.1	it enters into this Agreement on the basis of the replies of the relevant authorities to its enquiries and the legal due diligence that it has carried out;

21.4.2	it has visually inspected the Demised Premises in their current state and has formed its own view as to their suitability for the Tenant’s use and occupation;

21.4.3
GPEL’s and the Landlord’s written replies to formal preliminary enquiries raised through the Landlord’s Solicitors are the only authorised statements by or on behalf of the Landlord made in connection with the proposed lease;

21.5
Save as to the Landlord’s obligation under sub-paragraph 3.2.9 of Schedule 1 Part 1, the Landlord does not warrant or make any representation that upon Practical Completion any or all of the Works will be suitable for the Tenant’s purposes.

21.6
Save as to the Landlord’s obligation under sub-paragraph 3.2.9 of Schedule 1 Part 1, nothing contained or implied in this Agreement shall be or be taken to be and save as aforesaid there is expressly excluded any representation, warranty or undertaking by or on behalf of the Landlord in relation to the Demised Premises’ fitness and/or suitability for the Tenant’s or any other purpose.

21.7
To the extent that the Tenant is placing reliance on any other statement made by or on behalf of the Landlord, whether in answer to formal preliminary enquiries or otherwise, express written notice of the fact, referring to this clause, has been given to the Landlord’s Solicitors and acknowledged by them in writing as being reliable.

21.8
The parties acknowledge that this Agreement constitutes the entire agreement between the parties concerning its subject matter and has set out in it or incorporates all the terms which the parties have expressly agreed so that any agreement or arrangement entered into contemporaneously is collateral to it and is not part of it.

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21.9	The Landlord shall use reasonable endeavours to secure a surrender of the Nursery Lease as soon as practicable after the date hereof and will demolish all buildings situated on the Nursery Site.

22	MATTERS AFFECTING THE DEMISED PREMISES

22.1	The Landlord shall grant the Lease to the Tenant free from encumbrances other than:

22.1.1
any matters, other than financial charges, contained or referred to in the entries or records made in registers maintained by HM Land Registry under: title number CB197761 as at 19 February 2015, 11:14:46; title number CB355946 as at 19 February 2015, 11:13:13; and title number CB194676 as at 10 November 2014, 11:53:07;

22.1.2	the Landlord’s title which is to be registered including the terms of the Superior Lease and anything to which it is subject;

22.1.3	all matters contained or referred to in the Lease;

22.1.4	any matters discoverable by a visual inspection of the Demised Premises before the date of this Agreement;

22.1.5	any matters which the Landlord does not and could not reasonably know about;

22.1.6	any matters, other than financial charges, disclosed or which would have been disclosed by the searches and enquiries that a prudent tenant would have made before entering into this Agreement;

22.1.7	public requirements;

22.1.8	any matters which are, or (where the Lease will not be registered) would be, unregistered interests which override first registration under Schedule 1 to the Land Registration Act 2002; and

22.1.9	any matters disclosed in the replies to enquiries raised by the Tenant’s Solicitors and answered by the Landlord’s Solicitors and by GPEL.

22.2	The Tenant is deemed to have full knowledge of the matters referred to in clause 22.1 and shall not raise any enquiry, objection, requisition or claim in respect of any of them.

22.3	Standard Conditions 3.1.1, 3.1.2, 3.1.3, 3.2.1, 3.3 and 6.6.3 do not apply to this Agreement.

23	DISPUTES

23.1
If there is a dispute or difference between the parties other than as to planning where clause 7 shall apply, or the parties are unable to agree a matter required or contemplated by this Agreement, either party may notify the other that there is a dispute or difference by serving a written notice to that effect on the other party (the

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“Dispute Notice”). If a Dispute Notice is served representatives of the Landlord and Tenant having the authority to resolve the dispute or difference shall meet promptly and use reasonable endeavours acting in good faith to resolve the dispute or difference by joint discussion.

23.2
If the dispute or difference is not resolved within five working days of service of any Dispute Notice under clause 23.1 for any reason whatever, including (but not limited to) the failure or refusal of either party to participate in the procedure set out in clause 23.1, the dispute or difference may be referred to the Tenant’s Executive and the Landlord’s Executive (together the “Panel”) for unanimous resolution.

23.3
If a dispute or difference is referred to the Panel under clause 23.2, the members of the Panel shall promptly meet (in person or by conference call or equivalent contemporaneous communication) and use reasonable endeavours acting in good faith to unanimously resolve the dispute or difference by discussion.

23.4	Either Party may give notice at any time of its intention to refer the matter as a dispute or difference to an Adjudicator.

23.5
If a dispute or difference arising under or in connection with this Agreement is referred to an Adjudicator in accordance with clause 23.4, the then current rules of the Technology and Construction Solicitors’ Association shall apply.

23.6
Where the appointed Adjudicator dies refuses to act or is unable to act or fails to proceed with reasonable speed to discharge his duties the Parties shall either agree a replacement Adjudicator or, if the Parties cannot so agree, shall ask the President for the time being of the Technology and Construction Solicitors’ Association to select a replacement Adjudicator.

23.7
Any dispute or difference shall be subject to and referred to the non-exclusive jurisdiction of the English Courts and shall be formally determined by legal proceedings which may review and revise any matter and any decision of any adjudicator relating to such dispute. This Agreement shall be governed by and construed in accordance with English law.

24	NO DEMISE

Neither this Agreement nor entry upon the Demised Premises nor payment of any sum by the Tenant pursuant to any of the provisions of this Agreement shall constitute a demise of the Demised Premises or any part of them.

25	NON-MERGER

The provisions of this Agreement shall not merge in the Leases, but shall remain in full force and effect with regard to anything remaining to be done, performed, or observed under this Agreement.

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26	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No term of this Agreement may be enforced solely pursuant to Section 1 of the Contracts (Rights of Third Parties) Act 1999.

27	GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with the laws of England and the parties submit to the jurisdiction of the English courts.

28	CAPITAL ALLOWANCES

28.1	The Landlord and the Tenant agree that:

28.1.1	the Landlord will be solely entitled to claim capital allowances in respect of the Tenant’s Works Allowance; and

28.1.2	the Tenant will be solely entitled to claim capital allowances in respect of the Tenant’s Contribution.

in each case under sections 537 and 538 of Capital Allowances Act 2001.

28.2
The Tenant will not claim and will use all reasonable endeavours to procure that no person (including without limitation its successor in title and assigns) will claim capital allowances on the Tenant’s Works Allowance and will give and procure that its professional advisors will give the Landlord all proper assistance and information that the Landlord might reasonably require in order to claim capital allowances on the Tenant’s Works Allowance.

28.3
The Landlord will not claim and will use all reasonable endeavours to procure that no person (including without limitation its successor in title and assigns) will claim capital allowances on the Tenant’s Contribution and will give and procure that its professional advisors will give the Tenant all proper assistance and information that the Tenant might reasonably require in order to claim capital allowances on the Tenant’s Contribution.

29	VAT

29.1
Any consideration paid or given for taxable supplies for goods or services under or in connection with this Agreement is to be treated as exclusive of VAT. The recipient of any such supply is, in addition to the consideration for the supply, to pay to the supplier an amount equal to any VAT which is chargeable in respect of the supply in question on the later of:

29.1.1	the day on which the consideration for the supply is paid or given; and

29.1.2	production of a proper VAT invoice.

29.2	If any amount paid by either party to the other in respect of VAT pursuant to this Agreement is subsequently found to have been paid in error the recipient of such payment shall:

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29.2.1	if it has not yet been included in a VAT accounting period which has closed, repay such amount promptly to the other party; or

29.2.2
if it has been included in a VAT accounting period which has closed, use reasonable endeavours to obtain repayment of it as soon as possible and promptly on receiving any repayment of it shall pay to the other party the amount received.

30	INTEREST

If so required and without prejudice to the Landlord’s other remedies, the Tenant is to pay to the Landlord simple interest judgment at the Default Rate on sums becoming due under this Agreement (whether or not formally demanded) and not paid within five working days of the final date for payment from the final date for payment to the date of payment.

31	CIS

31.1	Each of the Landlord and the Tenant shall comply with the Construction Industry Scheme (insofar as the same applies to any rights or obligations of the parties under this Agreement).

31.2
Where the Tenant is required to make a payment (not being a payment falling within Part 4 of the Regulations) to the Landlord under this Agreement, the Tenant, as contractor, shall verify, in accordance with paragraph 6 of the Regulations, whether the Landlord is registered for gross payment or for payment under deduction or is not registered under Chapter 3 Part 3 of the FA 2004, and shall, once it has so verified, make the payment to the Landlord subject to the following:

31.2.1	if the Landlord is registered for gross payment under section 63(2) of the FA 2004, the Tenant shall make the payment to the Landlord without any deduction;

31.2.2
if the Landlord is not registered under section 63(2) of the FA 2004 for gross payment under section 63(2) of the FA 2004, the Tenant shall make the payment to the Landlord, subject to the deduction of the relevant percentage in accordance with section 61 of the FA 2004 and the Regulations.

31.3	In the event of any conflict between this clause 31 and any other term of this Agreement, the provisions of this clause 31 shall prevail.

32	GUARANTEE (TENANT)

32.1	The Guarantor and the Tenant jointly and severally agree with the Landlord that the Guarantor will join in and execute the counterpart of the Lease.

32.2
In consideration of the Landlord (at the request of the Guarantor) entering into this Agreement with the Tenant and the Guarantor, the Guarantor hereby covenants with the Landlord as a primary obligation:

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32.2.1
to indemnify the Landlord against reasonably foreseeable Loss sustained by the Landlord due to the Tenant suffering an Insolvency Event or any breach by the Tenant of this Agreement (including (where applicable) but not limited to all sums identified in sub-clause 20.5.2) (save that the Guarantor shall owe no greater liability and/or no greater duty to the Landlord than the Tenant owes to the Landlord);

32.2.2
(without prejudice to the generality of the foregoing) that if the Tenant fails to accept and execute a counterpart of the Lease in accordance with this Agreement, the Guarantor will if so required by the Landlord accept and execute a counterpart of the Lease as if the Guarantor had been the Tenant; and

32.2.3
the Guarantor shall be released from its covenant as a primary obligation and all of its liabilities under this Agreement on the date the Tenant and the Guarantor executes the Lease under clause 12 of this Agreement or the Certificate Date, whichever is the later.

32.3	The Guarantor’s obligations contained in clause 32.2 shall apply notwithstanding:

32.3.1	any failure or delay of the Landlord in taking steps to enforce compliance with this Agreement by the Tenant or the Guarantor;

32.3.2	any failure of the Landlord to pursue any other remedy before proceeding against the Guarantor;

32.3.3	any time which may be given by the Landlord to the Tenant or the Guarantor;

32.3.4	any variation of the terms of this Agreement; or

32.3.5	any other matter which, but for this provision, would cause the guarantee contained in clause 32.2 to be released, wholly or in part, other than a release executed as a deed by the Landlord.

32.4
If any of the persons comprising the Guarantor (in the case of an individual) dies or becomes bankrupt or enters into any composition with his creditors, or (in the case of a corporation) enters into liquidation or otherwise ceases to exist, the Tenant shall, if the Landlord so requests, procure at the Tenant’s expense that some other person reasonably acceptable to the Landlord executes and delivers to the Landlord a deed in such form as the Landlord’s Solicitors reasonably require by which that other person shall covenant with the Landlord to be bound by provisions identical to those contained in this clause 32. References in this Agreement to the Guarantor shall thereafter be construed for all purposes as including references to that other person.

33	GUARANTEE (LANDLORD)

33.1
In consideration of the Tenant (at the request of the Landlord’s Guarantor) entering into this Agreement with the Landlord and the Landlord’s Guarantor, the Landlord’s Guarantor hereby covenants with the Tenant as a primary obligation:

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33.1.1
to guarantee the due and punctual performance by the Landlord of the Landlord’s duties and obligations to the Tenant under this Agreement and to indemnify the Tenant against reasonably foreseeable Loss sustained by the Tenant due to the Landlord suffering an Insolvency Event or to any breach by the Landlord of this Agreement (including (where applicable) but not limited to all sums identified in clause 20.5.3) (save that the Landlord’s Guarantor shall owe no greater liability and/or no greater duty to the Tenant than the Landlord owes to the Tenant);

33.1.2	(without prejudice to the generality of the foregoing) that the Landlord’s Guarantor will procure that the Landlord executes the Lease in accordance with this Agreement; and

33.1.3
the Landlord’s Guarantor shall be released from its covenant as a primary obligation and all of its liabilities under this Agreement on the date the Landlord executes the Lease under clause 12 of this Agreement or the Certificate Date, whichever is the later.

33.2	The Landlord’s Guarantor’s obligations contained in clause 33.1 shall apply notwithstanding:

33.2.1	any failure or delay of the Tenant in taking steps to enforce compliance with this Agreement by the Landlord or the Landlord’s Guarantor;

33.2.2	any failure of the Tenant to pursue any other remedy before proceeding against the Landlord’s Guarantor;

33.2.3	any time which may be given by the Tenant to the Landlord or the Landlord’s Guarantor;

33.2.4	any variation of the terms of this Agreement; or

33.2.5	any other matter which, but for this provision, would cause the guarantee contained in clause 33.1 to be released, wholly or in part, other than a release executed as a deed by the Tenant.

33.3
If any of the persons comprising the Landlord’s Guarantor (in the case of an individual) dies or becomes bankrupt or enters into any composition with his creditors, or (in the case of a corporation) enters into liquidation or otherwise ceases to exist, the Landlord shall, if the Tenant so requests, procure at the Landlord’s expense that some other person reasonably acceptable to the Tenant executes and delivers to the Tenant a deed in such form as the Tenant’s Solicitors reasonably require by which that other person shall covenant with the Tenant to be bound by provisions identical to those contained in this clause 33. References in this Agreement to the Landlord’s Guarantor shall thereafter be construed for all purposes as including references to that other person.

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34	NOTICES

34.1	Any demand or notice to be served on any party under this Agreement shall be validly served if sent in writing and by an internationally recognised overnight courier.

34.2	Any demand or notice sent by post will be conclusively treated as having been served 48 hours after posting.

34.3	The provisions for postal service set out in this clause are not to prevent any other effective form of service save that service by email shall not be permitted.

34.4	Notices to:

34.4.1
the Landlord shall be marked for the attention of Real Estate Legal Department, Granta Park JCo 1 Limited, 17190 Bernardo Center Drive, San Diego CA 92128 and shall be copied by email to RealEstate.LegalReview@biomedrealty.com.

34.4.2
the Tenant shall be marked for the attention of Illumina, Inc Attn: General Counsel 5200 Illumina Way, San Diego, CA 92122 and Illumina Cambridge Attn: General Manager at the address written above with a copy to Illumina, Inc Attn: Director of Real Estate 5200 Illumina way, San Diego, CA 92122 and to the Tenant’s Solicitors marked for the attention of Sarah Elliott.

35	OPINION LETTERS

35.1	On the Completion Date:

35.1.1
The Landlord shall provide a dated opinion letter from Ogier (or such other Jersey law firm as it may instruct) in the form given on the date of this Agreement and attached at Schedule 9 in connection with the Lease;

35.1.2
The Tenant shall provide a dated opinion letter from Potter Anderson Corroon (or such other Delaware law firm as it may instruct) in the form given on the date of this Agreement and attached at Schedule 9 in connection with the Lease.

35.2
On the date that the Landlord provides a Collateral Warranty from the Consultants in accordance with paragraph 17.1 of Schedule 1 Part 1 the Landlord shall also provide a dated opinion letter from Ogier (or such other Jersey law firm as it may instruct) in the form given on the date of this Agreement and attached at Schedule 9 in connection with the appointments of the Consultants.

35.3
On the date that the Landlord provides a Collateral Warranty from the Contractor in accordance with paragraph 17.2 of Schedule 1 Part 1 the Landlord shall also provide a dated opinion letter from Ogier (or such other Jersey law firm as it may instruct) in the form given on the date of this Agreement and attached at Schedule 9 in connection with the Building Contract.

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Executed as a deed and delivered on the date specified at the beginning of this document.

EXECUTED as a DEED by GRANTA PARK
JCO 1 LIMITED a company incorporated in Jersey by BMR LLC as sole shareholder, being a person who in accordance with the laws of that territory is acting under the authority of the company:

)
)
)
)
)
)
.....................................................................

EXECUTED as a DEED on behalf of BIOMED REALTY, L.P. a Maryland Limited Partnership by BioMed Realty Trust, Inc, its General Partner:

)
)
)
)
.....................................................................
Authorised signatory (or signatories)

.....................................................................
Name

.....................................................................
Title

EXECUTED as a DEED by ILLUMINA
CAMBRIDGE LIMITED by the signature of a director and the company secretary or of two directors of the company:

)
)
)
)
.....................................................................
Director

.....................................................................
Director/Company Secretary

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EXECUTED as a DEED by ILLUMINA, INC.
a company incorporated in Delaware by
~~[]~~ being a person who in accordance with the laws of that territory is acting under the authority of the company:

)
)
)
)
)
.....................................................................
Director

.....................................................................
Director/Company Secretary